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Exhibit (a)(1)(A)

        OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
TANGOE, INC.
at
$6.50 Net Per Share
by
TAMS INC.
a wholly owned subsidiary of
ASENTINEL, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK CITY TIME, ON JUNE 13, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED. TANGOE, INC. COMMON STOCK TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

        On April 27, 2017, Tangoe, Inc. (the "Company"), Asentinel, LLC ("Parent") and TAMS Inc., a wholly owned subsidiary of Parent (the "Offeror"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), under which the Offeror will commence an all cash tender offer (the "Offer") for any and all of the Company's outstanding shares of Common Stock, $0.0001 par value per share (such common stock, the "Common Stock" and such shares, the "Shares"), at a purchase price of $6.50 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this offer to purchase (this "Offer to Purchase") and the letter of transmittal enclosed with this Offer to Purchase (the "Letter of Transmittal"), which, together with any amendments or supplements, collectively constitute the "Offer." The Offeror and Parent are each affiliates of Marlin Heritage, L.P., Marlin Equity IV, L.P. and Marlin Management Company, LLC (d/b/a Marlin Equity Partners).

        Following the consummation of the Offer and the satisfaction or waiver of the applicable conditions set forth in the Merger Agreement, the Offeror and the Company will merge (the "Merger"), with the Company continuing as the surviving corporation in the Merger and as a wholly-owned subsidiary of Parent. As a result of the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares owned by the Company, Parent, the Offeror or any of Parent's other affiliates, or by any stockholder of the Company who validly exercises appraisal rights under Delaware law with respect to such Shares) will be converted into the right to receive the Offer Price in cash, without interest, subject to any applicable withholding taxes, and the Company will cease to be a publicly traded company.

        The Offer is conditioned upon, among other things, there being validly tendered in the Offer and not properly withdrawn before the expiration of the Offer, a number of shares of Common Stock (other than any shares of Common Stock tendered by guaranteed delivery where actual delivery has not occurred) that, together with any shares of Common Stock beneficially owned by Parent or any affiliate of Parent, represent at least a majority of the number of shares of Common Stock outstanding on a fully diluted basis and a sufficient number of shares of Common Stock to allow for Parent, the Offeror and their respective affiliates to own at least 90% of the outstanding Common Stock following exercise of the Top-Up Option (as defined herein). In addition, the Offer is subject to the satisfaction of certain other conditions set forth in this Offer to Purchase, including, among other conditions,

(i) either (A) the receipt by Parent of proceeds under a debt commitment letter, dated April 27, 2017 (the "Debt Commitment Letter"), from PNC Bank, National Association, Tennenbaum Capital Partners, LLC and TPG Specialty Lending, Inc. (together with their affiliates, collectively, the "Debt Financing Sources"), pursuant to which, and subject to the terms and conditions thereof, the Debt Financing Sources have committed to lend the amounts set forth in the Debt Commitment Letter to Parent (the "Debt Financing") for the purpose of funding the transactions contemplated by the Merger Agreement or (B) irrevocable confirmation from the Debt Financing Sources that the Debt Financing will be available on the terms contemplated by the Debt Commitment Letter at the closing of the Offer, (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) since April 27, 2017, no material adverse effect on Tangoe having occurred, which is continuing, or would be reasonably expected to occur. See Section 14—"Certain Conditions of the Offer" of this Offer to Purchase.

        The board of directors of the Company (the "Company Board") has unanimously (i) approved and declared the advisability of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) determined and declared that it is in the best interests of the Company and the stockholders of the Company that the Company enter into the Merger Agreement and consummate the Merger and that the stockholders of the Company tender their shares of Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement, (iii) declared that the terms of the Offer and the Merger are fair to the Company and the Company's stockholders, (iv) resolved to recommend that the Company's stockholders accept the Offer and tender their shares of Common Stock pursuant to the Offer and (v) directed that the Merger Agreement be submitted to the stockholders of the Company for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of the Merger Agreement to the extent required by applicable law.

        A summary of the principal terms of the Offer appears on pages S-1 through S-10. You should read this entire Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender your Shares in the Offer.

May 12, 2017

 IMPORTANT

        To tender your Shares represented by physical certificates or that are held in book-entry form through the direct registration system into the Offer, you must deliver a completed Letter of Transmittal, along with any required signature guarantees in accordance with the instructions therein, and certificates representing such Shares, if applicable, to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the "Depositary"), not later than the expiration date of the Offer. The Letter of Transmittal is enclosed with this document.

        If your Shares are held in "street name" (i.e., shares held in electronic book-entry form other than through the direct registration system), these Shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company (referred to as "DTC") in accordance with the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," and Instruction 2 to the Letter of Transmittal. To tender your Shares held in "street name," you must contact the institution that holds your Shares for instructions on how to tender your Shares.

        Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to Okapi Partners LLC (the "Information Agent") at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and any other materials related to the Offer may be obtained from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, and any other material related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (the "SEC") at http://www.sec.gov. Stockholders may also contact their broker or other nominee for assistance or copies of these documents.

        This Offer to Purchase and the related Letter of Transmittal contain important information and you should read them carefully and in their entirety before making a decision with respect to the Offer.

        This transaction has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

1212 Avenue of the Americas, 24th Floor
New York, New York 10036
(212) 297-0720 (Call Collect)
or
 Call Toll-Free (888) 785-6673
Email: info@okapipartners.com

 TABLE OF CONTENTS

SUMMARY TERM SHEET		i
INTRODUCTION		1
THE TENDER OFFER		2
1.	Terms of the Offer.	2
2.	Acceptance for Payment and Payment for Shares.	6
3.	Procedures for Accepting the Offer and Tendering Shares.	7
4.	Withdrawal Rights.	10
5.	Certain United States Federal Income Tax Consequences.	11
6.	Price Range of Shares; Dividends.	14
7.	Certain Information Concerning the Company.	15
8.	Certain Information Concerning Parent, the Offeror and Certain Related Persons.	16
9.	Source and Amount of Funds.	18
10.	Background of the Offer; Past Contacts or Negotiations with the Company.	22
11.	The Merger Agreement and Other Agreements.	24
12.	Purpose of the Offer; Plans for the Company.	51
13.	Certain Effects of the Offer.	54
14.	Certain Conditions of the Offer.	55
15.	Certain Legal Matters; Regulatory Approvals.	57
16.	Fees and Expenses.	58
17.	Miscellaneous.	59
SCHEDULE I		I-1
SCHEDULE II		II-1

 SUMMARY TERM SHEET

        The information contained in this summary term sheet (this "Summary Term Sheet") is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the related Letter of Transmittal, and other related materials. You are urged to read carefully the Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. Parent and the Offeror have included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning the Company contained herein and elsewhere in the Offer to Purchase has been provided to Parent and the Offeror by the Company or has been taken from or is based upon publicly available documents or records of the Company on file with the United States Securities and Exchange Commission (the "SEC") or other public sources at the time of the Offer. Parent and the Offeror have not independently verified the accuracy and completeness of such information. Parent and the Offeror have no knowledge that would indicate that any statements contained in this summary relating to the Company provided to Parent and the Offeror, or taken from or based upon such documents and records filed with the SEC, are untrue or incomplete in any material respect. Unless the context indicates otherwise, in this Offer to Purchase, we use the terms "us," "we," and "our" to refer to the Offeror and, where appropriate, Parent and the Offeror, collectively.

Securities Sought	All issued and outstanding shares of common stock, par value $0.0001 per share (such common stock, the "Common Stock", and such shares, the "Shares"), of Tangoe, Inc. (the "Company").
Price Offered Per Share	$6.50, net to the seller in cash, without interest and less any applicable withholding taxes (the "Offer Price").
Scheduled Expiration of Offer	10:00 a.m., New York City time, on June 13, 2017, unless the Offer is extended or earlier terminated. See Section 1—"Terms of the Offer" of this Offer to Purchase.
The Offeror

TAMS Inc., a Delaware corporation and a direct wholly owned subsidiary of Asentinel, LLC, a Delaware limited liability company. Asentinel, LLC is an indirect wholly owned subsidiary of Marlin Heritage, L.P. TAMS Inc., Asentinel, LLC and Marlin Heritage, L.P. are affiliates of Marlin Equity IV, L.P. and Marlin Management Company, LLC (d/b/a Marlin Equity Partners).

Sponsor	Marlin Equity IV, L.P., a Delaware limited partnership.

Who is offering to buy my Shares?

        Our name is TAMS Inc., or the "Offeror." We are a Delaware corporation and a direct wholly owned subsidiary of Asentinel, LLC, a Delaware limited liability company, or "Parent." We were formed for the sole purpose of conducting a tender offer for all of the Shares (the "Offer") and completing the related transactions. Parent is an indirect, wholly owned subsidiary of Marlin Heritage, L.P. ("Marlin Heritage"). Each of we, Parent and Marlin Heritage are affiliates of Marlin Equity IV, L.P. (the "Sponsor") and Marlin Management Company, LLC (d/b/a Marlin Equity Partners)

i

("Marlin LLC"). See the "Introduction" to, Section 8—"Certain Information Concerning Parent, the Offeror and Certain Related Persons" of and Schedule I to this Offer to Purchase.

How many Shares are you offering to purchase in the Offer?

        We are seeking to purchase all of the outstanding shares of Common Stock of the Company on the terms and subject to the conditions set forth in this Offer to Purchase. See the "Introduction" to, Section 1—"Terms of the Offer" of and Section 11—"The Merger Agreement and Other Agreements" of this Offer to Purchase.

Why are you conducting the Offer?

        We are conducting the Offer because we want to acquire all of the outstanding equity interests in the Company. If the Offer is successfully completed, we intend, as soon as practicable after consummation of the Offer, to have the Offeror merge with and into the Company (the "Merger") with the Company as the surviving entity (the "Surviving Corporation"). Upon consummation of the Merger, the Surviving Corporation would be a direct wholly owned subsidiary of Parent. See Section 10—"Background of the Offer; Past Contacts or Negotiations with the Company" and Section 12—"Purpose of the Offer; Plans for the Company" of this Offer to Purchase.

Is there an agreement governing the Offer?

        Yes. The Agreement and Plan of Merger, dated as of April 27, 2017, by and among Parent, the Offeror and the Company (the "Merger Agreement") provides, among other things, for the terms and conditions of the Offer and the Merger. See the Introduction to and Section 11—"The Merger Agreement and Other Agreements" of this Offer to Purchase.

How much are you offering to pay for my Shares and what is the form of payment? Will I have to pay any fees or commissions if I tender my Shares in your Offer?

        We are offering to pay $6.50 per Share, net to you, in cash, without interest and subject to deduction for any applicable withholding taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and in the accompanying Letter of Transmittal. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay any brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to, Section 1 "Terms of the Offer" of and Section 2—"Acceptance for Payment and Payment for Shares" of this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. We estimate that we will need approximately $278 million to purchase all of the issued and outstanding Shares in the Offer and to consummate the Merger. Parent has received a commitment from its lenders to provide the Offeror with senior secured credit facilities in an aggregate amount of $200 million, comprised of a $190 million term loan facility and a $10 million revolving loan facility. Subject to certain conditions, the credit facilities will be available to the Offeror to finance the Offer and the Merger, refinance certain of the Offeror's existing indebtedness, pay related fees and expenses and, after the closing of the Merger, to provide funding for working capital, capital expenditures and other general corporate purposes of the Surviving Corporation. In addition, Parent has obtained a $165 million equity commitment from the Sponsor. Parent will contribute or otherwise advance to the Offeror the proceeds of the equity commitment, which, together with proceeds of the credit facilities, will be sufficient to pay the Offer Price for all Shares tendered in the Offer and all related fees and expenses. The equity financing and debt financing commitments are subject to certain conditions. In the event that we do not receive the proceeds of the debt financing commitment, we will not be obligated to purchase Shares in the Offer and the Company will be permitted to terminate the Merger Agreement and receive a fee as described in Section 11—"The Merger Agreement and Other Agreements" of this Offer to Purchase. See Section 9—"Source and Amount of Funds" of this Offer to Purchase.

Is your financial condition relevant to my decision to tender in the Offer?

        We do not think our financial condition is relevant to your decision to tender Shares and accept the Offer because:

  •
  the Offeror was organized solely in connection with the Offer and the Merger and, prior to the expiration of the Offer, will not carry on any activities other than in connection with the Offer and the Merger;

  •
  the consideration offered in the Offer consists solely of cash;

  •
  the Offer is being made for all outstanding Shares;

  •
  the Financing Proceeds Condition (as defined below) is expected to be satisfied or waived at least five business days prior to the final expiration of the Offer;

  •
  we have received equity financing and debt financing commitments in respect of funds sufficient to purchase all Shares tendered pursuant to the Offer; and

  •
  if we consummate the Offer, we will acquire all remaining shares of Common Stock in the Merger for cash at the same price per share as the Offer Price. See Section 11—"The Merger Agreement and Other Agreements" and Section 9—"Source and Amount of Funds" of this Offer to Purchase.

How long do I have to decide whether to tender in the Offer?

        You will have until 10:00 A.M., New York City time, on June 13, 2017, to tender your shares in the Offer, subject to extension of the Offer in accordance with the terms of the Offer and the Merger Agreement, and the applicable rules and regulations of the SEC. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

Can the Offer be extended and under what circumstances?

        Yes. In accordance with the terms of the Offer and the Merger Agreement, and subject to the applicable rules and regulations of the SEC, we may, and in certain instances are required to, extend the Offer at any time and from time to time. Under the terms of the Merger Agreement:

  •
  we must extend the Offer on one or more occasions for periods of up to ten business days, if at any scheduled expiration of the Offer, any of the conditions to our obligation to accept the Shares for payment has not been satisfied or waived, provided that we are not permitted to extend the Offer beyond October 27, 2017; and

  •
  we must extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.

        However, our obligation to extend the Offer is subject to our right to terminate the Offer and instead pursue the Merger pursuant to the terms of the Merger Agreement. See Section 11—"The Merger Agreement and Other Agreements" of this Offer to Purchase.

Will there be a subsequent offering period?

        Maybe. If we accept for payment a number of Shares that satisfies the Minimum Condition (as defined below), but the number of Shares validly tendered and not withdrawn in the Offer, when added to the Shares, if any, then owned by us or Parent or any of its affiliates and the Shares that the Offeror has the right to acquire upon exercise of the Top-Up Option, represents less than 90% of the Shares then outstanding, then we may elect to provide for, without the consent of the Company, a "subsequent offering period." A subsequent offering period, if one is included, will be an additional period of time of at least three business days beginning after the time we accept Shares for payment, during which stockholders may tender Shares not tendered in the Offer to the Offeror, and receive the Offer Price, or any higher price paid in the Offer. During any subsequent offering period, tendering stockholders will not have withdrawal rights, and we will immediately accept and promptly pay for any Shares tendered, at the same price per Share as the Offer Price. The procedures for guaranteed delivery described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" may not be used during any subsequent offering period. We do not currently intend to provide for a subsequent offering period, although we reserve the right to do so. See Section 1—"Terms of the Offer" of this Offer to Purchase.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC (the "Depositary") of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer" of this Offer to Purchase.

What are the most significant conditions to the Offer?

        Under the terms of the Merger Agreement, we are not obligated to purchase any Shares that are validly tendered unless the number of shares of Common Stock validly tendered (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) and not validly withdrawn before the Offer Expiration Date, when added to the Shares, if any, owned by Parent and its affiliates, represents more than 50% of the then outstanding shares of Common Stock on a fully diluted basis. We call this condition the "Minimum Condition."

        In addition to the Minimum Condition, our Offer is subject to a number of other conditions, including that:

  •
  all of the conditions to the consummation of the debt financing provided by the debt commitment letter have been satisfied and either Parent and the Offeror have received (i) definitive and irrevocable confirmations in writing that the proceeds of the debt financing will be available on the terms contemplated by the commitment letter at such time or (ii) the proceeds of the debt financing or any alternative financing in an amount sufficient to consummate the Offer and the Merger (the "Financing Proceeds Condition");

  •
  the applicable waiting period under the HSR Act has expired or been terminated ("the Antitrust Condition");

  •
  if the Top-Up Option (as defined below) is necessary to ensure that Parent or the Offeror owns at least 90% of the outstanding shares of Common Stock immediately after the consummation of the Offer, (i) there is a legal impediment to the Offeror's ability and right to exercise the

    Top-Up Option and (ii) the shares of Common Stock issuable upon exercise of the Top-Up Option, together with the Shares validly tendered in the Offer and not properly withdrawn, are sufficient for the Offeror and its affiliates to reach at least ninety percent (90%) of the outstanding shares of Common Stock immediately after the Offer Closing (after giving effect to the exercise of the Top-Up Option) (the "Top-Up Condition"); and

  •
  since the date of the Merger Agreement, there has been no event, change, development, circumstance, occurrence, effect, condition or state of facts involving the Company or any of its subsidiaries, taken as a whole, that has or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement).

        The Offer is also subject to other conditions. See Section 14—"Certain Conditions of the Offer" of this Offer to Purchase.

        We have expressly reserved the right, in our sole discretion, to waive any of the conditions to consummate the Offer, in whole or in part, without the consent of the Company, except that we cannot, without the Company's consent:

  •
  reduce the Offer Price;

  •
  change the form of consideration payable in the Offer;

  •
  reduce the maximum number of Shares sought to be purchased in the Offer;

  •
  modify or waive the Minimum Condition;

  •
  impose additional conditions to the Offer;

  •
  extend or otherwise change the expiration date of the Offer except as provided by the Merger Agreement; or

  •
  amend, modify or supplement any of the conditions to the Offer in any manner adverse to the holders of shares of Common Stock.

        See Section 1—"Terms of the Offer" of this Offer to Purchase.

How do I tender my Shares in the Offer?

        To tender your Shares represented by physical certificates or that are held in book-entry form through the direct registration system into the Offer, you must deliver a completed Letter of Transmittal, along with any required signature guarantees in accordance with the instructions therein, and certificates representing such Shares, if applicable, to the Depositary, not later than the expiration date of the Offer. The Letter of Transmittal is enclosed with this document.

        If your Shares are held in "street name" (i.e., shares held in electronic book-entry form other than through the direct registration system), these Shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company (referred to as "DTC") in accordance with the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase and Instruction 2 to the Letter of Transmittal. To tender your Shares held in "street name," you must contact the institution that holds your Shares for instructions on how to tender your Shares.

        If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain additional time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary within three trading days. You may use the notice of guaranteed delivery enclosed with this Offer to Purchase for this purpose. For the tender to be valid, however, the Depositary must receive the missing items within that three trading day period. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

v

If I accept the Offer, how will I get paid?

        If the conditions to the Offer are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate purchase price for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. See Section 2—"Acceptance for Payment and Payment for Shares" and Section 3—"Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

Until what time may I withdraw previously tendered Shares?

        You may withdraw some or all of the Shares that you previously tendered in our Offer at any time until the expiration of the Offer. If you tendered your Shares by giving instructions to a broker or nominee, you must instruct your broker or nominee to arrange for the withdrawal of your Shares. This right to withdraw will not apply to any subsequent offering period, if one is provided. See Section 4—"Withdrawal Rights" of this Offer to Purchase.

How do I validly withdraw previously tendered Shares?

        To validly withdraw Shares without giving instructions to a broker or nominee, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker or nominee, you must instruct your broker or nominee to arrange for the valid withdrawal of your Shares while you still have the right to withdraw Shares. See Section 4—"Withdrawal Rights" of this Offer to Purchase.

What is the Company Board's recommendation with respect to the Offer?

        We are conducting the Offer pursuant to the Merger Agreement, which has been approved by the board of directors of the Company (the "Company Board"). The Company Board has unanimously:

  •
  approved and declared the advisability of the Merger Agreement, the Offer, the Merger and each of the other transactions contemplated thereby (the "Transactions");

  •
  determined and declared that it is in the best interests of the Company and its stockholders that the Company enter into the Merger Agreement and consummate the Merger and that the stockholders of the Company tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement;

  •
  declared that the terms of the Offer and the Merger are fair to the Company and its stockholders;

  •
  resolved to recommend that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer; and

  •
  directed that the Merger Agreement be submitted to the Company's stockholders for their adoption and resolved to recommend that the stockholders of the Company vote in favor of the adoption of the Merger Agreement to the extent required by applicable Law.

        Accordingly, the Company Board has unanimously recommended that the Company's stockholders accept the Offer, tender their Shares into the Offer and, to the extent required by applicable law, adopt the Merger Agreement. See the "Introduction" to and Section 10—"Background of the Offer; Past Contacts or Negotiations with the Company" of this Offer to Purchase. The full text of the recommendation and a more complete description of the Company Board's reasons for approving the Offer and the Merger will be set forth in the Company's Solicitation/Recommendation Statement on

Schedule 14D-9 (the "Schedule 14D-9"), which will be filed with the SEC and will be mailed to the stockholders of the Company.

Has the Company Board received a fairness opinion in connection with the Offer and the Merger?

        Yes. Stifel, Nicolaus & Company, Inc. ("Stifel"), the financial advisor to the Company Board, has delivered to the Company Board its written opinion, dated April 27, 2017, to the effect that, as of such date and based on and subject to the matters stated in that opinion, the consideration to be received by stockholders pursuant to the Offer and the Merger Agreement is fair, from a financial point of view, to those stockholders. The full text of Stifel's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, will be included as an annex to the Schedule 14D-9. Stockholders are urged to read the full text of that opinion carefully and in its entirety.

If the Offer is completed, will Tangoe continue as a public company?

        No. Following the purchase of shares of Common Stock in the Offer, we expect to complete the Merger. Once the Merger takes place, Tangoe will no longer be publicly owned.

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

        Yes. At any time during the period following the consummation of the Offer until the fifth business day after such time (and after the expiration of a subsequent offering period, if any), we may, under certain circumstances, exercise the Top-Up Option (as defined below) and complete the Merger. If the Merger takes place, Parent will own all of the shares of the Surviving Corporation and all remaining stockholders of the Company (other than Parent and stockholders properly exercising dissenters' rights) will receive $6.50 (or any higher price per share that is paid in the Offer) in cash per share of Common Stock they previously held, without interest, and subject to deduction for any applicable withholding taxes. See the "Introduction" to this Offer to Purchase.

        The purpose of any exercise by us of the Top-Up Option following completion of the Offer would be to acquire an additional number of shares of Common Stock sufficient to permit us to effect a "short-form" merger in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"). The DGCL provides that if a parent company owns at least 90% of each class of issued and outstanding stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer, the Top-Up Option or otherwise, we directly or indirectly own at least 90% of the issued and outstanding shares of Common Stock, we intend to effect the Merger without prior notice to, or any action by, any other stockholder of the Company in accordance with the terms of the Merger Agreement, if permitted to do so under the DGCL.

        However, if we are unable to effect a "short-form" merger pursuant to the DGCL for any reason, the Merger Agreement also contemplates the filing by the Company of a proxy statement to solicit proxies of holders of shares of Common Stock to vote in favor of the adoption of the Merger Agreement at a meeting of the Company's stockholders. Following the clearance of any such proxy statement by the SEC, the Merger Agreement requires that the Company call, give notice of and hold a stockholders meeting to adopt the Merger Agreement, where any such proxies can be voted. See Section 11—"The Merger Agreement and Other Agreements" and Section 12—"Purposes of the Offer; Plans for the Company" of this Offer to Purchase.

If you do not complete the Offer, will you nevertheless complete the Merger?

        Maybe. If, as of any expiration date of the Offer, the Antitrust Condition has been satisfied and at least one extension of the Offer has been completed following satisfaction of the Antitrust Condition, we may, if specified conditions to the Offer have not been met, elect to terminate the Offer and pursue the acquisition of the Company through a merger of the Offeror with and into the Company, with the Company surviving as a wholly owned subsidiary of the Offeror, in which holders of Common Stock would receive cash consideration equal to the Offer Price (the "One-Step Merger"), subject to the limitation that we may not make such election after August 25, 2017. In addition, if, as of any expiration date of the Offer, (i) the Antitrust Condition has been satisfied, (ii) at least two extensions of the Offer have been completed following satisfaction of the Antitrust Condition, (iii) shares of Common Stock have been validly tendered and not withdrawn that, together with any shares of Company Common Stock beneficially owned by Parent or any affiliate of Parent, represent at least a majority of the number of outstanding shares of Common Stock and (iv) specified conditions to the Offer have been satisfied but the Top-Up Condition has not been satisfied, the Company may require us to terminate the Offer and pursue the acquisition of the Company through the One-Step Merger, subject to the limitation that the Company may not make such election after August 25, 2017. Completion of the Merger in these circumstances would only occur after receipt of the approval of a majority of the stockholders of the Company for the adoption of the Merger Agreement. In such case, the consummation of the Merger would be subject to conditions similar to the Offer conditions, other than, among other items, the inapplicability of (i) the Minimum Condition, (ii) the Top-Up Condition and (iii) the Financing Proceeds Condition. See Section 11—"The Merger Agreement and Other Agreements" of this Offer to Purchase.

What is the Top-Up Option and when could it be exercised?

        The Company has granted us an irrevocable option (the "Top-Up Option"), which we may exercise, in whole and not in part, and only once, at any time during the five business day period following the expiration date of the Offer (and after the expiration of a subsequent offering period, if any). We will not be entitled to exercise the Top-Up Option if: (i) the number of Shares that would be issued upon exercise of the Top-Up Option would exceed the number of authorized but unissued shares of Common Stock at such time; (ii) the exercise of the Top-Up Option at such time would be prohibited by applicable law or by a judgment, injunction, order or decree of any governmental body; (iii) the Offeror has not accepted for payment and paid for (or caused to be paid for) Shares validly tendered and not validly withdrawn; or (iv) the Minimum Condition has not been satisfied. If we elect to exercise the Top-Up Option, we will purchase from the Company such number of newly issued shares of Common Stock that, when added to the number of shares of Common Stock owned by Parent and our and their respective affiliates at the time of exercise of the Top-Up Option, constitutes one share of Common Stock more than 90% of the total shares of Common Stock that would be outstanding immediately after the issuance of shares of Common Stock pursuant to the Top-Up Option.

        The purchase price per share for any shares of Common Stock purchased by the Offeror under the Top-Up Option will be paid by means of (i) cash in an amount equal to the aggregate par value of the shares of Common Stock issued pursuant to the Top-Up Option and (ii) a promissory note having a principal amount equal to the aggregate purchase price for such shares of Common Stock less the amount paid in cash. We expect the promissory note would be canceled in connection with the Merger. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting us to effect a "short-form" merger pursuant to the applicable provisions of the DGCL without a vote of the Company's stockholders at a time when the approval of the Merger at a meeting of the Company's stockholders would be assured in any case because of our control of a majority of the shares of Common Stock following completion of the Offer. Although we currently expect to purchase shares of Common Stock pursuant to the Top-Up Option to the extent necessary for this purpose, there can be no assurance that we will ultimately do so. See Section 11—"The Merger Agreement and Other Agreements" and Section 12—"Purpose of the Offer; Plans for the Company" of this Offer to Purchase.

If I object to the Offer Price, will I have appraisal rights?

        No, you will not have appraisal rights in the Offer. However, if the Merger takes place, stockholders who have not tendered their shares of Common Stock in the Offer and who comply with the applicable legal requirements will have appraisal rights under section 262 of the DGCL. If you have not tendered your shares in the Offer, choose to exercise your appraisal rights in connection with the Merger and comply with the applicable legal requirements under section 262 of the DGCL, you will be entitled to payment for your shares of Common Stock based on a judicial determination of the fair value of your shares of Common Stock. This value may be more or less than the price that we are offering to pay you for your Shares in the Offer. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the DGCL. See Section 12—"Purpose of the Offer; Plans for the Company" of this Offer to Purchase and the text of the Delaware appraisal rights statute, which is reproduced in its entirety in Schedule II of this Offer to Purchase and incorporated by reference herein.

If I decide not to tender my Shares in your Offer, how will the completion of the Merger affect my Shares?

        If we accept Shares for payment pursuant to our Offer, but you do not tender your Shares in our Offer, and the Merger takes place, subject to any appraisal rights properly exercised under Delaware law, your shares of Common Stock will be canceled and converted into the right to receive the same amount of cash that you would have received had you tendered your Shares in our Offer, without interest and subject to deduction for any applicable withholding taxes. Therefore, if the Merger takes place, the difference to you between tendering your Shares and not tendering your Shares is that you may be paid earlier if you tender your Shares. See Section 11—"The Merger Agreement and Other Agreements" and Section 13—"Certain Effects of the Offer" of this Offer to Purchase.

What are your plans for the Company after the Merger?

        We expect that, following consummation of the Merger and the other transactions contemplated by the Merger Agreement, the operations of the Surviving Corporation will be conducted substantially as they currently are being conducted. The Surviving Corporation will expand and complement Parent's current Technology and Telecom Expense Management (TEM) and Managed Mobility Services (MMS) business and its existing set of customers and product offerings. We do not have any current intentions, plans or proposals to cause any material changes in the Surviving Corporation's business, other than in connection with the Company's current strategic planning.

        Nevertheless, Parent and the management and/or the board of directors of the Surviving Corporation may initiate a review of the Surviving Corporation to determine what changes, if any, would be desirable following the Offer and the Merger to enhance the business and operations of the Surviving Corporation and may cause the Surviving Corporation to engage in certain extraordinary corporate transactions, such as reorganizations, mergers or sales or purchases of assets, if the management and/or board of directors of the Surviving Corporation decide that such transactions are in the best interest of the Surviving Corporation upon such review. See Section 12—"Purpose of the Offer; Plans for the Company" of this Offer to Purchase.

What is the market value of my Shares as of a recent date?

        On March 13, 2017, the last trading day before the Company was delisted from Nasdaq, the closing price of the shares of Common Stock was $5.10 per share. On April 27, 2017, the last trading day before we announced that we entered into the Merger Agreement, the closing price of the shares of Common Stock on the OTCMKTS was $5.44 per share. The Offer Price of $6.50 per share represents a premium of approximately 27.5% over the closing price of the shares of Common Stock on March 13, 2017, and a premium of approximately 19.5% over the closing price of the shares of Common Stock on April 27, 2017. We advise you to obtain a recent quotation for the Shares when deciding whether to tender your Shares in our Offer. See Section 6—"Price Range of Shares; Dividends" of this Offer to Purchase.

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

        No. None of the stockholders of the Company has agreed with Parent, the Offeror or any of their affiliates to tender their Shares in connection with the execution of the Merger Agreement.

What are the United States federal income tax consequences of the Offer and the Merger?

        If you are a United States Stockholder (as defined in Section 5—"Certain United States Federal Income Tax Consequences"), the receipt of cash by you in exchange for your shares of Common Stock pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in the shares of Common Stock you tender or exchange and the amount of cash you receive for those shares of Common Stock. If you are a United States Stockholder and you hold your shares of Common Stock as a capital asset, the gain or loss that you recognize generally will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such shares of Common Stock for more than one year. See Section 5—"Certain United States Federal Income Tax Consequences" of this Offer to Purchase.

        You should consult your own tax advisor about the tax consequences to you of exchanging your shares of Common Stock pursuant to the Offer or the Merger in light of your particular circumstances, including the consequences under any applicable state, local, or foreign or other tax laws.

What will happen to my equity incentive awards?

        Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, (i) each then-outstanding Company stock option that is vested will be canceled and converted into a right to receive the Offer Price (less the applicable exercise price) in cash, without interest, subject to any required withholding of taxes, in respect of each vested share underlying such stock option and (ii) each then-outstanding Company restricted stock unit award and Company performance stock unit award that is vested and with respect to which shares of Common Stock have, as of such time, not yet been issued will be canceled and converted into the right to receive the Offer Price in cash, without interest, subject to any required withholding of taxes, in respect of each vested share underlying such restricted stock unit award or performance stock unit award, with vesting in the case of each Company stock option, Company restricted stock unit award and Company performance stock unit award determined taking into effect the change in control of the Company resulting from the consummation of the transactions contemplated by the Merger Agreement. In addition, the Merger Agreement provides that the Surviving Corporation will be obligated to make payments to specified directors and members of Company management who are party to equity award replacement compensation agreements with the Company in satisfaction of payment obligations of the Company under such agreements resulting from the consummation of the transactions contemplated by the Merger Agreement. The Merger Agreement also provides that the Surviving Corporation will be obligated to make specified payments to employees of the Company to whom the Company would have issued equity awards in 2016 if it had been able to do so in compliance with applicable law. See Section 1—"Terms of the Offer," Section 7—"Certain Information Concerning the Company," and Section 11—"The Merger Agreement and Other Agreements" of this Offer to Purchase.

Who should I talk to if I have questions about the Offer?

        You may call Okapi Partners LLC at (888) 785-6673 (toll free). Okapi Partners LLC is acting as the information agent for the Offer. See the back cover of this Offer to Purchase.

x

To the Holders of Shares of Common Stock of Tangoe, Inc.

INTRODUCTION

        TAMS Inc. (the "Offeror"), a Delaware corporation and a direct wholly owned subsidiary of Asentinel, LLC, a Delaware limited liability company ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (such common stock, the "Common Stock", and such shares, the "Shares"), of Tangoe, Inc., a Delaware corporation (the "Company") at a purchase price of $6.50 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Parent and the Offeror are indirect wholly owned subsidiaries of Marlin Heritage L.P. ("Marlin Heritage"). Each of the Offeror, Parent and Marlin Heritage are affiliates of Marlin Fund IV, L.P. (the "Sponsor") and Marlin Management Partners, LLC (d/b/a Marlin Equity Partners) ("Marlin LLC").

        The Offer and the withdrawal rights will expire at 10:00 a.m., New York City time, on June 13, 2017, unless the Offer is extended (the latest time and date on which the Offer expires, as it may be extended by the Offeror in accordance with the Merger Agreement, the "Offer Expiration Date").

        The Offer is being made pursuant to an Agreement and Plan of Merger dated as of April 27, 2017 (the "Merger Agreement"), by and among Parent, the Offeror and the Company. The Merger Agreement provides, among other things, subject to the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement (including the successful completion of the Offer) and in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL"), that the Offeror will be merged with and into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"), wholly owned by Parent. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each share of Common Stock outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by Parent, the Offeror or the Company, all of which will be canceled, and other than shares of Common Stock that are held by stockholders, if any, who properly perfect their dissenters' rights under the DGCL), will be canceled and converted into the right to receive $6.50 in cash, without interest and subject to deduction for any applicable withholding taxes (the "Merger Consideration"). Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making payment for the Shares. See Section 11—"The Merger Agreement and Other Agreements" of this Offer to Purchase.

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition (as defined herein). The Offer is also subject to certain other conditions contained in this Offer to Purchase. See Section 1—"Terms of the Offer" and Section 7—"Certain Information Concerning the Company" of this Offer to Purchase. Also see Section 14—"Certain Conditions of the Offer" which sets forth in full the conditions to the Offer.

        Under the Merger Agreement, the Company has granted the Offeror an irrevocable option (the "Top-Up Option"), which the Offeror may exercise in certain circumstances following the consummation of the Offer to purchase additional shares of newly issued Common Stock, such that following such purchase the Offeror, Parent, and their respective affiliates would own one share of Common Stock more than 90% of the total shares of Common Stock that would be outstanding immediately after such issuance. If the Offeror acquires at least 90% of the issued and outstanding shares of Common Stock in the Offer (including pursuant to the Top-Up Option), the Offeror may consummate the Merger under the DGCL without a stockholders meeting and without action by the Company's stockholders. See Section 11—"The Merger Agreement and Other Agreements" and Section 12—"Purpose of the Offer; Plans for the Company" of this Offer to Purchase.

        The board of directors of the Company (the "Company Board") has unanimously recommended that the Company's stockholders accept the Offer and tender their Shares into the Offer and, to the extent required by applicable law, vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger. The full text of the recommendation and a more complete description of the Company Board's reasons for approving the Offer and the Merger will be set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which will be filed with the U.S. Securities and Exchange Commission (the "SEC") and is being mailed concurrently with this Offer to Purchase.

        Stifel, Nicolaus & Company Inc. ("Stifel"), the financial advisor to the Company Board, has delivered to the Company Board its written opinion, dated as of April 27, 2017, to the effect that, as of such date and based on and subject to the matters stated in that opinion, the consideration to be received by stockholders pursuant to the Offer and the Merger Agreement is fair, from a financial point of view, to those stockholders. The full text of Stifel's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, will be included as an annex to the Schedule 14D-9. Stockholders are urged to read the full text of that opinion carefully and in its entirety.

        This Offer to Purchase and the related Letter of Transmittal contain important information about the Offer and should be read carefully and in their entirety before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment) and the Merger Agreement, the Offeror will accept for payment and pay for all Shares validly tendered prior to the Offer Expiration Date and not validly withdrawn as permitted under Section 4—"Withdrawal Rights." The Offer is made only for Shares.

        The obligation of the Offeror to purchase shares tendered in the Offer is subject to specified conditions, including shares of Common Stock having been validly tendered and not withdrawn that, together with any shares of Common Stock beneficially owned by Parent or any affiliate of Parent, represent at least a majority of the number of shares of Common Stock outstanding on a fully diluted basis (the "Minimum Condition") and a sufficient number of shares of Common Stock to allow for Parent, the Offeror and their respective affiliates to own at least 90% of the outstanding Common Stock following exercise of the Top-Up Option (as defined below in this Section 1 of this Offer to Purchase).

        The Offer is also subject to certain other conditions contained in this Offer to Purchase. See Section 14—"Certain Conditions of the Offer" which sets forth in full the conditions to the Offer.

        Subject to the provisions of the Merger Agreement, the Offeror has expressly reserved the right, in its sole discretion, to waive any of the conditions to consummate the Offer, in whole or in part, without the consent of the Company, except that the Offeror cannot, without the Company's consent, (i) reduce the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares subject to the Offer, (iv) impose conditions to the Offer in addition to the conditions to consummate the Offer set forth in Section 14—"Certain Conditions of the Offer" (the "Offer Conditions"), (v) modify or waive the Minimum Condition, (v) extend or otherwise change the expiration date of the Offer except as provided by the Merger Agreement or (vi) amend, modify or supplement any of the Offer Conditions in any manner adverse to the holders of Shares.

        If, on or before the Offer Expiration Date, the Offeror increases the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.

        The Merger Agreement provides that (i) with respect to the Offer Price, if at any time before the payment by the Offeror for the Shares, there is any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to the Shares occurring or having a record date on or after the date of the Merger Agreement, the Offer Price shall be adjusted to the extent appropriate to reflect such event and (ii) with respect to the Merger Consideration, if between the date of the Merger Agreement and the Effective Time the outstanding shares of Common Stock have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

        If, by the Offer Expiration Date, any or all of the conditions to the Offer have not been satisfied or waived, the Offeror expressly reserves the right (in each case, in accordance with the terms of the Offer and the Merger Agreement, and subject to the applicable rules and regulations of the SEC), to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all of the unsatisfied conditions in whole or in part and, subject to any required extension, purchase all Shares validly tendered by the Offer Expiration Date and not validly withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Offer Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended or (iv) otherwise amend the Offer in any respect in each case by giving oral or written notice of such delay, extension, termination, waiver or amendment to American Stock Transfer & Trust Company, LLC (the "Depositary") and by making public announcement thereof. The rights reserved by the Offeror in this paragraph are in addition to the Offeror's rights pursuant to Section 14—"Certain Conditions of the Offer."

        In accordance with the terms of the Offer and the Merger Agreement, and subject to the applicable rules and regulations of the SEC, the Offeror may, and in certain instances is required to, extend the Offer at any time and from time to time. Under the terms of the Merger Agreement:

  •
  the Offeror must extend the Offer on one or more occasions for periods of up to ten business days if at any scheduled expiration of the Offer, any of the conditions to our obligation to accept the Shares for payment has not been satisfied or waived, provided that the Offeror is not permitted to extend the Offer beyond October 27, 2017 (the "Outside Date"); and

  •
  the Offeror must extend the Offer on one or more occasions for the minimum period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer.

        However, the Offeror's obligation to extend the Offer is subject to its right to terminate the Offer and instead pursue the Merger pursuant to the terms of the Merger Agreement. If, as of any expiration date of the Offer, the Antitrust Condition (as defined in Section 14 of this Offer to Purchase) has been satisfied and at least one extension of the Offer has been completed following satisfaction of the Antitrust Condition, the Offeror may, if specified conditions to the Offer have not been met, elect to terminate the Offer and pursue the acquisition of the Company through a merger of the Offeror with and into the Company, with the Company surviving as a wholly owned subsidiary of the Offeror, in which holders of Common Stock would receive cash consideration equal to the Offer Price (the "One-Step Merger"), subject to the limitation that the Offeror may not make such election after August 25, 2017. In addition, if, as of any expiration date of the Offer, (i) the Antitrust Condition has been satisfied, (ii) at least two extensions of the Offer have been completed following satisfaction of the Antitrust Condition, (iii) shares of Common Stock have been validly tendered and not withdrawn that, together with any shares of Company Common Stock beneficially owned by Parent or any affiliate of Parent, represent at least a majority of the number of outstanding shares of Common Stock and (iv) specified conditions to the Offer have been satisfied but the Top-Up Condition (as defined in Section 14 of this Offer to Purchase) has not been satisfied, the Company may require the Offeror to terminate the Offer and pursue the acquisition of the Company through the One-Step Merger, subject to the limitation that the Company may not make such election after August 25, 2017. Completion of the Merger in these circumstances would only occur after receipt of the approval of a majority of the stockholders of the Company for the adoption of the Merger Agreement. In such case, the consummation of the Merger would be subject to conditions similar to the Offer Conditions, other than, among other items, the inapplicability of (i) the Minimum Condition, (ii) the Top-Up Condition and (iii) the Financing Proceeds Condition (as defined in the Merger Agreement). See Section 11—"The Merger Agreement and Other Agreements" of this Offer to Purchase.

        The Merger Agreement also provides that, if all of the conditions to the Offeror's obligations to accept Shares for payment in the Offer are satisfied or waived, and the Offeror accepts Shares for payment, but the number of Shares validly tendered and not validly withdrawn pursuant to the Offer, when added to the Shares, if any, then owned by us or Parent or any of its affiliates and the Shares that the Offeror has the right to acquire upon exercise of the Top-Up Option, represents less than 90% of the outstanding shares of Common Stock, the Offeror may, in its sole discretion, provide for a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act (a "Subsequent Offering Period"). A Subsequent Offering Period is an additional period of time from three to 20 business days in length, beginning after the time the Offeror accepts Shares for payment pursuant to the Offer (the "Acceptance Time"), during which time stockholders may tender, but not withdraw, their Shares and receive the Offer Price. Rule 14d-11 provides that the Offeror may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) all conditions to the Offer are deemed satisfied or waived by the Offeror on or before the Offer Expiration Date, (iii) the Offeror accepts and promptly pays for all Shares tendered during the Offer, (iv) the Offeror announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. New York City time, on the next business day after the Offer Expiration Date and immediately begins the Subsequent Offering Period, and (v) the Offeror immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In addition, the Offeror may extend the initial Subsequent Offering Period, if any, by any period or periods, provided that the Subsequent Offering Period (including extensions thereof) remains open for an aggregate of no more than 20 business days. The Offeror does not currently intend to provide a Subsequent Offering Period in the Offer, although it reserves the right to do so. In the event that the Offeror elects to provide or extend a Subsequent Offering Period, it will provide a public announcement thereof on the next business day after the previously scheduled Offer Expiration Date or the previously scheduled termination of the Subsequent Offering Period, as applicable. The procedures for guaranteed delivery described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" may not be used during any Subsequent Offering Period.

        Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Offer Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes, and Rule 14e-1) and without limiting the manner in which the Offeror may choose to make any public announcement, the

Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. For purposes of the Offer, "business day" means any day, other than Saturday, Sunday or a federal holiday, or in the case of determining when any payment is due, any day on which commercial banks are not required or authorized to close in The City of New York and shall consist of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        If the Offeror extends the Offer or if the Offeror is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason (whether before or after its acceptance for payment of Shares), then, without prejudice to the Offeror's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Offeror, and such Shares may not be validly withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights." However, the ability of the Offeror to delay the payment for Shares that the Offeror has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer.

        If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. Accordingly, if, prior to the Offer Expiration Date, the Offeror decreases the number of Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.

        The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Offer Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment.

        The Company has granted the Offeror an irrevocable option (the "Top-Up Option"), which the Offeror may exercise, in whole and not in part, and only once, at any time during the five business day period following the expiration date of the Offer (and after the expiration of a subsequent offering period, if any). The Offeror will not be entitled to exercise the Top-Up Option if: (i) the number of Shares that would be issued upon exercise of the Top-Up Option would exceed the number of authorized but unissued shares of Common Stock at such time; (ii) the exercise of the Top-Up Option at such time would be prohibited by applicable law or by a judgment, injunction, order or decree of any governmental body; (iii) the Offeror has not accepted for payment and paid for (or caused to be paid for) Shares validly tendered and not validly withdrawn; or (iv) the Minimum Condition has not been satisfied. If the Offeror elects to exercise the Top-Up Option, it will purchase from the Company such number of newly issued shares of Common Stock that, when added to the number of shares of Common Stock owned by Parent and our and their respective affiliates at the time of exercise of the Top-Up Option, constitutes one share of Common Stock more than 90% of the total shares of Common Stock that would be outstanding immediately after the issuance of shares of Common Stock pursuant to the Top-Up Option. The purchase price per share for any shares of Common Stock purchased by the Offeror under the Top-Up Option will be paid by means of (i) cash in an amount equal to the aggregate par value of the shares of Common Stock issued pursuant to the Top-Up Option and (ii) a promissory note having a principal amount equal to the aggregate purchase price for such shares of Common Stock less the amount paid in cash.

        The Company has provided the Offeror with the Company's stockholder list and security position listings, including the most recent list of names, addresses and security positions of non-objecting beneficial owners in the possession of the Company, for the purpose of disseminating the Offer to holders of shares of Common Stock. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of shares of Common Stock whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of shares of Common Stock, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing. The Schedule 14D-9 will be mailed to the stockholders of the Company.

2.     Acceptance for Payment and Payment for Shares.

        In accordance with the terms of the Merger Agreement, and subject to the applicable rules and regulations of the SEC, upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the conditions to the Offer set forth in Section 14—"Certain Conditions of the Offer," the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Offer Expiration Date and not validly withdrawn pursuant to the Offer, promptly after the Offer Expiration Date. If it provides for a Subsequent Offering Period, the Offeror will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. Subject to the Merger Agreement and compliance with applicable rules of the SEC (including Rule 14e-1(c) under the Exchange Act), the Offeror expressly reserves the right to delay payment for Shares pending receipt of regulatory or government approvals, or otherwise in order to comply in whole or in part with any other applicable law.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) if Shares to be tendered are certificated, the certificates evidencing such shares of Common Stock (the "Share Certificates") or if Shares to be tendered are held in book-entry form through The Depository Trust Company (the "Book-Entry Transfer Facility") timely confirmation (a "Book Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the appropriate set of procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer at the Book-Entry Transfer Facility for Shares held in "street name", an Agent's Message (as defined below in this Section 2—"Acceptance for Payment and Payment for Shares") in lieu of a Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal, if any. Accordingly, tendering stockholders may be paid at different times depending upon when Letters of Transmittal, Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of

Transmittal (and shall be deemed to have delivered an executed copy thereof) and that the Offeror may enforce such agreement against such participant.

        For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Offeror's obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payments of amounts owed to them by reason of acceptance for payment of Shares pursuant to the Offer. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under the Offer hereof, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be validly withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer or if Share Certificates are submitted evidencing more shares of Common Stock than are tendered, then if the number of certificates does not equal the number of shares of Common Stock underlying Share Certificates tendered, Share Certificates representing unpurchased or untendered shares of Common Stock will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the appropriate set of procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility, promptly following the expiration or termination of the Offer).

        If, prior to the Offer Expiration Date, the Offeror increases the price being paid for Shares, the Offeror will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not those Shares were tendered prior to the increase in consideration.

        The Offeror reserves the right to assign any of its rights, interests and obligations under the Merger Agreement to any financing source for security purposes, including the right of the Offeror to purchase all or any portion of the Shares tendered in the Offer, but any assignment will not relieve the Offeror of its obligations under the Merger Agreement and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares.

        To validly tender Shares held of record in certificated form or in book-entry form through the direct registration system, stockholders must deliver a properly completed and duly executed Letter of Transmittal, along with any required signature guarantees and any other documents required by the Depositary, and certificates, if applicable, for tendered Shares to the Depositary, at its address set forth elsewhere in this document, all of which must be received by the Depositary prior to the Offer Expiration Date.

        To validly tender Shares held in "street name" (i.e., shares held in electronic book-entry form other than through the direct registration system), stockholders must contact the institution that holds their Shares for instructions on how to tender Shares. The valid tender of Shares held in "street name" requires that an Agent's Message (as defined in Section 2 above) be utilized.

        The Depositary has established an account with respect to the shares at DTC in connection with the Offer, and any financial institution that is a participant in DTC may make book-entry delivery of shares by causing DTC to transfer such shares prior to the Offer Expiration Date into the Depositary's account in accordance with DTC's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, the Letter of Transmittal with any required signature guarantees or an agent's message (as applicable), along with any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth elsewhere in this document prior to the Offer Expiration Date.

        For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during the Subsequent Offering Period.

        Signature Guarantees on the Letter of Transmittal.    No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If payment is to be made or delivered to, or any certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on certificate, with the signature(s) on such certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Offeror, proper evidence satisfactory to the Offeror of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's shares of Common Stock are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Offer Expiration Date, or such stockholder cannot complete the appropriate set of procedures for delivery by book-entry transfer to the Book-Entry Transfer Facility on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

  (i)
  such tender is made by or through an Eligible Institution;

  (ii)
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Offeror, is received prior to the Offer Expiration Date by the Depositary as provided below; and

  (iii)
  the Share Certificates (or if Shares to be tendered are held through the Book-Entry Transfer Facility a Book-Entry Confirmation) evidencing all tendered shares of Common Stock, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer of Shares held through the Book-Entry Transfer Facility, an Agent's Message), and any other documents required by the Letter of Transmittal, if any, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Offeror. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility. The procedures for guaranteed delivery above may not be used during any Subsequent Offering Period.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Certificates evidencing such shares of Common Stock, or a Book-Entry Confirmation of the delivery of such shares of Common Stock, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, if any, or an Agent's Message in the case of a book-entry transfer for Shares held through the Book-Entry Transfer Facility.

        The method of delivery of Share Certificates, the appropriate Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer for shares held through the Book-Entry Transfer Facility, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender, sell, transfer and assign the Shares tendered, as specified in the Letter of Transmittal (and any and all other Shares or other securities issued or issuable in respect of such Shares), and that when the Offeror accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror in its reasonable discretion. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Offeror.

None of the Offeror, Parent, the Sponsor, Marlin LLC, the Depositary, Okapi Partners LLC (the "Information Agent") or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Appointment.    By executing the appropriate Letter of Transmittal (or delivering an Agent's Message) as set forth above, the tendering stockholder will irrevocably appoint designees of the Offeror, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the appropriate Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Offeror accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each designee of the Offeror will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Acceptance Time, the Offeror must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

        Backup Withholding.    Payments made to stockholders in the Offer or the Merger generally will be subject to information reporting and may be subject to a backup withholding tax (currently at a rate of 28%). To avoid backup withholding, United States Stockholders (as defined in Section 5—"Certain United States Federal Income Tax Consequences") that do not otherwise establish an exemption should complete and return the substitute Internal Revenue Service ("IRS") Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a United States person within the meaning of Section 7701 (a)(30) of the Internal Revenue Code of 1986, as amended (the "Code"), the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Non-United States Stockholders (as defined in Section 5—"Certain United States Federal Income Tax Consequences") should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. Non-United States Stockholders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a stockholder's United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS. See the discussion under the heading "Important Tax Information" in the Letter of Transmittal.

4.     Withdrawal Rights.

        Tenders of Shares made pursuant to the Offer may be validly withdrawn at any time prior to the Offer Expiration Date (as it may be extended from time to time), and are otherwise irrevocable. However, if we have not made payment for your Shares by July 11, 2017, which is the 60th day after the date of the commencement of the Offer, you may withdraw them at any time until payment is made.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the appropriate set of procedures for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility or at the Company's transfer agent, American Stock Transfer & Trust Company, as applicable, to be credited with the withdrawn Shares.

        If the Offeror extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Offeror's rights under the Offer or the Company's rights under the Merger Agreement, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be validly withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein, subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be accompanied by an extension of the Offer to the extent required by law. Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, validly withdrawn Shares may be retendered at any time prior to the Offer Expiration Date or during the Subsequent Offering Period (if any) by following the appropriate set of procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" (except that Shares may not be retendered using the procedures for guaranteed delivery during any Subsequent Offering Period).

        We do not currently intend to provide a subsequent offering period following the Offer. In the event that we subsequently elect to provide a subsequent offering period, no withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1—"Terms of the Offer" of this Offer to Purchase.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror. None of the Offeror, Parent, the Sponsor, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain United States Federal Income Tax Consequences.

        The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders whose Shares are tendered and accepted for payment pursuant to the Offer or whose shares of Common Stock are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or non-United States jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. The discussion is based on current provisions of the Code, existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders in whose hands shares of Common Stock are capital assets within the meaning of Section 1221 of the

Code (generally, property held for investment). This discussion does not apply to shares of Common Stock received as compensation, or to certain types of stockholders (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, real estate investment trusts, expatriates controlled foreign corporations, passive foreign investment companies, or stockholders holding Shares that are part of a straddle, hedging, constructive sale, or conversion transaction) who may be subject to special rules, nor does it apply to holders of shares of Common Stock who exercise appraisal rights under Delaware Law. Each such stockholder should consult his or her tax advisor to determine the particular tax effects of the Offer and the Merger on such stockholder.

        For purposes of this summary, the term "United States Stockholder" means a beneficial owner of shares of Common Stock that, for United States federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or entity treated as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, if (x) a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust's substantial decisions or (y) the trust has validly elected to be treated as a United States person for United States federal income tax purposes. The term "Non-United States Stockholder" means a beneficial owner of shares of Common Stock that is not a United States Stockholder.

        If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds shares of Common Stock, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holders should consult their own tax advisors regarding the tax consequences of tendering Shares in the Offer or receiving cash in exchange for Common Stock in the Merger.

        The discussion set out below is intended only as a summary of certain United States federal income tax consequences to a holder of shares of Common Stock. Because individual circumstances may differ, each stockholder should consult his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of shares of Common Stock, respectively, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

        Consequences to United States Stockholders.    The exchange of shares of Common Stock for cash pursuant to the Offer or the Merger, will be a taxable transaction for United States federal income tax purposes. In general, a United States Stockholder who receives cash in exchange for shares of Common Stock pursuant to the Offer or the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and such United States Stockholder's adjusted tax basis in the shares of Common Stock exchanged for cash pursuant to the Offer or the Merger. Gain or loss will be determined separately for each block of shares of Common Stock (i.e., shares of Common Stock acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss provided that a United States Stockholder's holding period for such shares of Common Stock is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Long-term capital gain recognized by a non-corporate United States Stockholder generally is taxable at a reduced rate. In the case of shares of Common Stock that have been held for one year or less, any capital gain on the sale or exchange generally will be subject to United States federal income tax at ordinary income tax rates. The deductibility of capital losses is subject to certain limitations.

        Consequences to Non-United States Stockholders.    Except as described in "Information Reporting and Backup Withholding," below, a Non-United States Stockholder generally will not be subject to United States federal income tax, including withholding tax, in connection with the exchange of shares of Common Stock for cash pursuant to the Offer or the Merger, unless:

  •
  any gain is effectively connected with the Non-United States Stockholder's conduct of a trade or business within the United States and, if subject to an applicable tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-United States Stockholder in the United States;

  •
  in the case of an individual, the Non-United States Stockholder has been present in the United States for at least 183 days or more in the taxable year of disposition (and certain other conditions are satisfied); or

  •
  the Company is or has been a "United States real property holding corporation" ("USRPHC"), for United States federal income tax purposes, at any time during the shorter of the five-year period ending on the date of the disposition and the Non-United States Stockholder's holding period for its shares of Common Stock and, if shares of Common Stock are "regularly traded on an established securities market," the Non-United States Stockholder held, directly or indirectly, at any time during such period, more than 5% of the issued and outstanding shares of Common Stock.

        Income that is effectively connected with the conduct of a United States trade or business by a Non-United States Stockholder generally will be subject to regular United States federal income tax in the same manner as if it were realized by a United States Stockholder. In addition, if such Non-United States Stockholder is a corporation, any effectively connected earnings and profits (subject to adjustments) may be subject to a branch profits tax at a rate of 30% (or such lower rate as is provided by an applicable income tax treaty).

        If an individual Non-United States Stockholder is present in the United States for at least 183 days during the taxable year of disposition, the Non-United States Stockholder may be subject to a flat 30% tax (or a lower applicable treaty rate) on any United States-source gain derived from the sale, exchange, or other taxable disposition of shares of Common Stock (other than gain effectively connected with a United States trade or business), which may be offset by United States-source capital losses.

        The determination whether the Company is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. Under the Merger Agreement, the Company has represented that it is not, and has not been in the past five years, a USRPHC. In addition, the Merger Agreement requires the Company to deliver a certificate to Parent stating that the Company is not, and has not been in the past five years, a USRPHC for United States federal income tax purposes. However, the Company's determination is not binding on the IRS.

        In the event that the Company is a USRPHC, a Non-United States Stockholder, nevertheless, would not be subject to U.S. federal income or withholding tax on the tender or exchange of shares of Common Stock pursuant to the Offer or the Merger, so long as the shares of Common Stock are regularly traded on an established securities market and the non-United States Holder owns, actually and constructively, 5% or less of the Shares or shares of Common Stock during the shorter of the five-year period ending on the date of disposition and the non-United States Holder's holding period for the Shares or shares of Common Stock.

        Information Reporting and Backup Withholding.    A United States Stockholder generally will be subject to information reporting and backup withholding at the applicable rate (currently, 28%) with respect to the proceeds from the disposition of shares of Common Stock pursuant to the Offer or the

Merger. A United States Holder can avoid backup withholding if it provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a United States Stockholder will be allowed as a credit against that holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.

        A Non-United States Stockholder may be subject to information reporting and backup withholding at the applicable rate (currently, 28%) with respect to the proceeds from the exchange of Shares pursuant to the Offer or of shares of Common Stock pursuant to the Merger. A Non-United States Stockholder can avoid backup withholding by certifying on an appropriate IRS Form W-8 that such Non-United States Stockholder is not a United States person, or by otherwise establishing an exemption in a manner satisfactory to the Depositary. Information provided by a Non-United States Stockholder on IRS Form W-8 (and any attachments) may be disclosed to the local tax authorities of a Non-United States Stockholder under an applicable tax treaty or broad information exchange agreement. Non-United States Stockholders should consult their tax advisors regarding the certification requirements for non-United States persons. Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the Non-United States Stockholder's United States federal income tax liability, provided the required information is timely furnished to the IRS.

6.     Price Range of Shares; Dividends.

        The shares of Common Stock are traded on OTCMKTS under the symbol "TNGO." Shares of Common Stock have been listed on OTCMKTS since March 14, 2017. During the period from July 27, 2011 until March 13, 2017, the Common Stock was traded on Nasdaq. The following table sets forth, for the periods indicated, the high and low sale prices per share of Common Stock on OTCMKTS or Nasdaq, as applicable.

	Common Stock Price
	High	Low
Fiscal Year 2015
First Quarter	$14.14	$11.03
Second Quarter	$14.92	$12.38
Third Quarter	$13.00	$6.57
Fourth Quarter	$8.99	$5.84
Fiscal Year 2016
First Quarter	$8.57	$5.32
Second Quarter	$9.49	$6.81
Third Quarter	$10.12	$7.46
Fourth Quarter	$10.39	$7.50
Fiscal Year 2017
First Quarter	$8.40	$4.50
Second Quarter (through April 27, 2017)	$5.60	$5.09

        On March 13, 2017, the last trading day before the Company was delisted from Nasdaq, the closing price of the shares of Common Stock was $5.10 per share. On April 27, 2017, the last trading day before we announced that we entered into the Merger Agreement, the closing price of the shares of Common Stock on the OTCMKTS was $5.44 per share. Therefore, the Offer Price of $6.50 per share represents a premium of approximately 27.5% over the closing price of the shares of Common Stock on March 13, 2017, and a premium of approximately 19.5% over the closing price of the shares of Common Stock on April 27, 2017.

        Stockholders are urged to obtain a current market quotation for the Shares before making a decision with respect to the Offer.

        The Company has never declared or paid any dividends on its capital stock. In addition, under the terms of the Merger Agreement, without the consent of Parent, the Company is not permitted to declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its or its subsidiaries' capital stock. If the Offeror acquires control of the Company, Parent currently intends that no further dividends will be declared on the shares of Common Stock before the Effective Time. See Section 11—"The Merger Agreement and Other Agreements" of this Offer to Purchase.

7.     Certain Information Concerning the Company.

        Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon information furnished by the Company or its representatives or upon publicly available documents and records on file with the SEC and other public sources. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, none of Parent, the Offeror, the Sponsor or Marlin LLC, or any of their respective affiliates or advisors, including the Information Agent and the Depositary, have independently verified the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such documents or records, and therefore cannot confirm or comment upon the reliability of such information.

        General.    The Company is a Delaware corporation with its principal offices located at 35 Executive Boulevard, Orange, Connecticut 06477. The telephone number for the Company is (844) 484-5041.

        The Company is a leading global provider of Technology Lifecycle Management ("TLM") solutions to a wide range of global enterprises and service providers. TLM covers the entire spectrum of an enterprise's technology-based assets and services, such as voice and data services, mobile devices and usage, cloud software, infrastructure and services, machine-to-machine connections, enterprise social and information technology connections, and encompasses the entire lifecycle of these assets and services, including planning and sourcing, procurement and provisioning, inventory and usage management, invoice processing and payment, expense allocation and accounting, and asset decommissioning and disposal. The Company's on-demand solutions suite is designed to manage IT expenses and to manage and optimize the complex processes and expenses associated with TLM. The Company's solutions have historically focused on enterprises' fixed and mobile connections, and related assets, usage, expenses and analytics. The Company has and continues to enhance and expand its solutions offerings by developing and implementing additional capabilities, including capabilities designed to manage the entire range of an enterprise's IT expenses, and to turn on, track, manage, secure and support various connections in an enterprise's technology lifecycle, such as cloud software, infrastructure and services, machine-to-machine, enterprise social and information technology connections. The Company sells its on-demand solutions and related services primarily on a subscription basis under contracts that typically have terms ranging from 12 to 60 months. The Company also provides strategic consulting services. The Company refers to its solutions suite and related service offerings as the Tangoe Platform.

        The Company's solutions can provide a significant return on investment by enabling an enterprise to identify and resolve billing errors, to optimize service plans, licenses and contracts based on usage patterns and needs, to manage used and unused technology assets and services, to proactively monitor usage, to conveniently and accurately pay vendors and to prevent bill overages. The Company's solutions allow enterprises to improve the productivity of their employees by automating the provisioning of technology assets and services, and to reduce costs by controlling and allocating technology expenses. They also allow enterprises to enforce regulatory requirements and internal policies governing the use of technology assets and services. Further, the Company's solutions allow enterprises to manage their technology assets and services and helps them improve end user productivity.

        Capitalization.    The Company has advised Parent and the Offeror that, as of May 10, 2017, there were 39,943,806 issued and outstanding Shares (inclusive of the 4,094,599 Shares held by the Sponsor). At the close of business on May 10, 2017, there are no other shares of the Company's capital stock or any securities valued by reference to or convertible into or exchangeable or exercisable for any shares of its capital stock outstanding other than that certain warrant to purchase 10,000 shares of Common Stock, issued on September 10, 2012, in favor of Genesis Technology Sales Ltd.

        Available Information.    The shares of Common Stock are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of Company securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements and periodic reports distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information are available for inspection at the public reference room at the SEC's office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the Commission's public reference room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov.

8.     Certain Information Concerning Parent, the Offeror and Certain Related Persons.

        Parent.    Parent is a Delaware limited liability company formed on December 30, 2014, with its principal executive offices at 6410 Poplar Avenue, Suite 200, Memphis, Tennessee 38119. The telephone number of Parent at its executive offices is 866-337-6200. Parent is a leading provider in Technology and Telecom Expense Management (TEM) and Managed Mobility Services (MMS), providing lifecycle solutions and services delivered through a customer-focused, technology-driven SaaS platform. Parent serves a growing client base of Global 2000, Fortune 1000 and multinational entities that rely on the power of TEM and MMS to reduce spend, automate processes, manage inventory and maximize business intelligence and actionable analytics.

        Offeror.    The Offeror is a Delaware corporation incorporated on April 19, 2017, solely for the purpose of completing the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Until immediately prior to the time the Offeror purchases Shares pursuant to the Offer, it is not anticipated that the Offeror will have any significant assets or liabilities or engage in activities other than those incidental to its formation, capitalization and the transactions contemplated by the Offer and/or the Merger.

        The Offeror is a direct wholly owned subsidiary of Parent. Parent is an indirect wholly owned subsidiary of Marlin Heritage. Each of the Offeror, Parent and Marlin Heritage are affiliates of the Sponsor and Marlin LLC. Each of Marlin Heritage and the Sponsor is a Delaware limited partnership and the principal business of each is to make private equity and other types of investments.

        Marlin LLC, a Delaware limited liability company, is a global investment firm with over $6.7 billion of capital under management. The firm is focused on providing corporate parents, shareholders and other stakeholders with tailored solutions that meet their business and liquidity needs. Marlin invests in businesses across multiple industries where its capital base, industry relationships and extensive network of operational resources significantly strengthens a company's outlook and enhances value. Since its inception, Marlin, through its group of funds and related companies, has successfully completed over 100 acquisitions. The firm is headquartered in Los Angeles, California with an additional office in London. The principal office address of Marlin, the Sponsor and Marlin Heritage is 338 Pier Avenue, Hermosa Beach, California 90254. The telephone number at the principal office is 310-364-0100.

        As of the date hereof, Marlin LLC and the Sponsor beneficially own 4,094,599 Shares, which represents approximately 10.4% of the outstanding Shares. Marlin LLC's statement on Schedule 13D, as originally filed on March 18, 2016, as amended, is incorporated herein by reference.

        Pursuant to an Equity Commitment Letter dated April 27, 2017 (the "Equity Commitment Letter"), the Sponsor has committed an aggregate amount equal to $165 million in cash as capital to Parent solely in connection with completion of the Offer and the Merger and subject to the conditions of the Merger Agreement and the Equity Commitment Letter.

        The name, business address, citizenship, present principal occupation and employment history of each of the directors, executive officers and control persons of each of the Offeror, Parent, Marlin Heritage, the Sponsor and Marlin LLC (collectively, the "Offeror Group") are set forth in Schedule I to this Offer to Purchase ("Schedule I"). Except as set forth elsewhere in this Offer to Purchase, (i) none of the Offeror Group or, to the knowledge of Parent and the Offeror, any of the entities or persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and (ii) none of the Offeror Group or, to the knowledge of Parent and the Offeror, any of the entities or persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Except as set forth above, (i) none of the Offeror Group or, to the knowledge of Parent and the Offeror, any of the entities or persons listed in Schedule I, beneficially owns or has a right to acquire any shares of Common Stock or any other equity securities of the Company, and (ii) none of the Offeror Group or, to the knowledge of Parent and Offeror, any of the entities or persons referred to in clause (i) above, has effected any transaction in shares of Common Stock or any other equity securities of the Company during the past 60 days.

        As described elsewhere in this Offer to Purchase, the DGCL provides that if a parent company owns at least 90% of each class of issued and outstanding stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Prior to effecting a short-form merger under the DGCL, Marlin intends to contribute the Shares it currently owns to the Offeror, effective immediately prior to the consummation of the short-form merger. Except for this planned contribution or as otherwise described elsewhere in this Offer to Purchase, (i) none of the Offeror Group or, to the knowledge of Parent and the Offeror, any of the entities or persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies, (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between the Offeror Group or, to the knowledge of Parent and the Offeror, any of the entities or persons listed in Schedule I, on the one hand, and the Company or any of its executive officers, directors and/or affiliates, on the other hand, and (iii) there have been no contracts, negotiations or transactions between the Offeror Group or, to the knowledge of Parent and the Offeror, any of the entities or persons listed in Schedule I, on the one hand, and the Company or any of its executive officers, directors and/or affiliates, on the other hand concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Parent and the Offeror filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto are available for inspection at the public reference room at the SEC's office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the Commission's public reference room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov.

9.     Source and Amount of Funds.

        The Offeror estimates that it will need approximately $278 million to purchase all of the issued and outstanding Shares in the Offer and to consummate the Merger. Parent has received a commitment from its lenders to provide the Offeror with senior secured credit facilities in an aggregate amount of $200 million (which we refer to as the "Credit Facilities"), comprised of a $190 million term loan facility and a $10 million revolving loan facility. Subject to certain conditions, the Credit Facilities will be available to the Offeror to finance the Offer and the Merger, refinance certain of the Offeror's and the Company's existing indebtedness, pay related fees and expenses, and, after the closing of the Merger, to provide funding for working capital, capital expenditures and other general corporate purposes of the Surviving Corporation. In addition, Parent has obtained a $165 million equity commitment from the Sponsor. Parent will contribute or otherwise advance to the Offeror the proceeds of the equity commitment, which, together with the proceeds of the Credit Facilities, will be sufficient to pay the Offer Price for all Shares tendered in the Offer and all related fees and expenses. The equity financing and debt financing commitments are subject to certain conditions. In the event that we do not receive the proceeds of the debt financing commitments, we will not be obligated to purchase Shares in the Offer and the Company will be permitted to terminate the Merger Agreement and receive a fee as described in Section 11—"The Merger Agreement and Other Agreements" of this Offer to Purchase.

        We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because: (i) the Offeror was organized solely in connection with the Offer and the Merger and, prior to the Offer Expiration Date, will not carry on any activities other than in connection with the Offer and the Merger; (ii) the consideration offered in the Offer consists solely of cash; (iii) the Offer is being made for all outstanding Shares; (iv) the Financing Proceeds Condition (as defined in the Merger Agreement) is expected to be satisfied or waived at least five business days prior to final expiration of the Offer; (v) we have received equity financing and debt financing commitments in respect of funds sufficient to purchase all Shares tendered pursuant to the Offer; and (vi) if we consummate the Offer, we will acquire all remaining shares of Common Stock in the Merger for cash at the same price per share as the Offer Price.

Equity Financing.

        Parent and the Offeror have received the Equity Commitment Letter, dated April 27, 2017, from the Sponsor pursuant to which the Sponsor has committed, subject to the conditions of the Equity Commitment Letter, to capitalize and fund Parent in an aggregate amount equal to $165 million (the "Marlin Contribution") and the Sponsor has committed to cause 100% of the common stock of the Company then owned by the Sponsor or its affiliates to be contributed to the Offeror. The proceeds from the Marlin Contribution will be used (x) to fulfill Parent's funding obligations under the Merger Agreement or (y) to pay the Parent Termination Fee (as defined in Section 11—"The Merger Agreement and Other Agreements") to the extent payable pursuant to Section 8.3(d) of the Merger Agreement.

        The Sponsor's obligation to make the Marlin Contribution to Parent is subject to the satisfaction or waiver of the Offer Conditions, or if a Conversion Event (as defined in Section 11—"The Merger Agreement and Other Agreements") has occurred, the conditions set forth in Section 7.1 and Section 7.2 of the Merger Agreement. See Section 11—"The Merger Agreement and Other Agreements" of this Offer to Purchase.

        The Sponsor's obligation to fund the Marlin Contribution will automatically and immediately terminate on the earliest to occur of: (1) the funding of the Marlin Contribution, (2) the valid termination of the Merger Agreement pursuant to its terms, (3) the Company or any of its controlled affiliates asserting or alleging a claim against (i) the Sponsor under the Limited Guarantee or (ii) any Sponsor Related Person (as defined in the Equity Commitment Letter) in connection with the Merger Agreement or any of the transactions contemplated, other than the enforcement of (A) the Company's right to specific performance in the Merger Agreement against Parent and the Offeror (subject to the terms and limitations in the Merger Agreement); (B) the Company's rights as a third-party beneficiary under the Equity Commitment Letter; (C) the Company's rights under the Confidentiality Agreement; (D) the Company's rights to receive the Parent Termination Fee from Parent when required to be paid pursuant to the Merger Agreement and (E) the Company's rights against the Sponsor under the Limited Guarantee; or (4) only if payable, the payment in full by the Sponsor of its obligations (as defined in the Limited Guarantee) pursuant to the Limited Guarantee on the terms and subject to the conditions thereof.

        This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, a copy of which has been filed as Exhibit (d)(3) to the Schedule TO and which is incorporated herein by reference, and the full text of the Limited Guarantee, a copy of which has been filed as Exhibit (d)(2) to the Schedule TO and which is incorporated herein by reference.

Debt Financing.

        Parent has received a Debt Commitment Letter, dated April 27, 2017, from PNC Bank, National Association, Tennenbaum Capital Partners, LLC and TPG Specialty Lending, Inc. (together with their affiliates, or any parties to whom the commitments are assigned as permitted under the Debt Commitment Letter, collectively, the "Debt Financing Sources") to provide, subject to the conditions set forth therein, to Parent up to $200 million of Credit Facilities (including a $10 million revolving credit facility which is not expected to be drawn at the closing of such facilities) for the purpose of financing the Offer and the Merger, financing the repayment of certain of the existing indebtedness of Asentinel Acquisition, LLC ("Parent Holdco"), an indirect parent company of Parent, paying fees and expenses incurred in connection with the Offer and the Merger and the transactions contemplated thereby and, with respect to the revolving credit facility, for providing ongoing working capital and for other general corporate purposes of the Offeror and its subsidiaries.

        The commitment of the Debt Financing Sources with respect to the Credit Facilities expires upon the earliest of (a) October 27, 2017, (b) the valid termination of the Merger Agreement in accordance with their terms prior to the closing of the Merger and (c) written notice of termination by Parent to the Debt Financing Sources. The documentation governing the debt financings has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this Offer to Purchase. Each of Parent and the Offeror has agreed to use its reasonable best efforts to arrange the debt financing on the terms and conditions described in the Debt Commitment Letter. If any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent and the Offeror must use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount at least equal to the debt financing or such unavailable portion thereof on terms that are not materially less favorable in the aggregate to Parent and the Offeror (and their respective affiliates) than as contemplated by the Debt Commitment Letter.

        Although the debt financing described in this Offer to Purchase is not subject to a due diligence or "market out," such financing may not be considered assured. As of May 12, 2017, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available.

Conditions Precedent to the Debt Commitments

        The availability of the Credit Facilities are subject to, among other things:

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  consummation of the Merger in accordance with the Merger Agreement (without giving effect to any amendments, supplements or other modifications to, or consents, waivers or request granted or made under the Merger Agreement that are materially adverse to the Debt Financing Sources);

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  the Sponsor making, directly or indirectly, at least $160 million equity contribution to Parent;

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  since the date of the Merger Agreement, there has not been and there is not reasonably likely to be a Company Material Adverse Effect (as defined in the Merger Agreement);

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  the Financing Parties being reasonably satisfied that immediately after giving effect to the Transactions, Parent and its subsidiaries, on a consolidated basis, shall have at least $37.0 million of unrestricted cash and cash equivalents, of which not less than $7.0 million is attributable to the Company and its subsidiaries;

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  the absence of any order, injunction or decree of any governmental authority restraining or prohibiting the funding under the Credit Facilities;

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  payment of required fees and expenses; and

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  negotiation, execution and delivery of definitive documentation, delivery of customary opinions, documents and certificates, and, subject to certain exceptions and qualifications, granting and perfecting security interests in certain collateral.

Credit Facilities

        The Credit Facilities will be comprised of a $190 million term loan facility with a term of five years and a $10 million revolving loan facility with a term of five years. The revolving loan facility will include sublimits for the issuance of letters of credit and swingline loans.

        Tennenbaum Capital Partners, LLC and TPG Specialty Lending, Inc. will act as joint lead arrangers for the Credit Facilities. PNC Bank, National Association will act as administrative agent and an affiliate of Tennenbaum Capital Partners, LLC collateral agent for the Credit Facilities.

        Interest Rate.    Loans under the Credit Facilities are expected to bear interest, at Parent's option, at a rate equal to the adjusted LIBOR or an alternate base rate, in each case plus a spread. After Parent delivers financial statements for the first eight full fiscal quarter ending after the closing of the Merger, interest rates under the Credit Facilities will be subject to changes based on a total net leverage ratio.

        Prepayments and Amortization.    Parent will be permitted to make voluntary prepayments with respect to the term loans under the Credit Facilities at any time, without premium or penalty (other than LIBOR breakage costs, if applicable); provided that, Parent shall pay a prepayment premium equal to (i) 4.00%, from the Closing Date through and including the date that is the first anniversary of the Closing Date, (ii) 3.00% from the date that is the first anniversary of the Closing Date through and including the date that is the second anniversary of the Closing Date, (iii) 1.00% from the date that is the second anniversary of the Closing Date through and including the date that is the third anniversary of the Closing Date, and (iv) 0% thereafter. Parent will be permitted to make voluntary permanent reductions of commitments with respect to the revolving facility under the Credit Facilities at any time, without premium or penalty; provided that, Parent shall pay a reduction premium equal to (i) 1.00%, from the Closing Date through and including the date that is the first anniversary of the Closing Date and (ii) 0% thereafter. Notwithstanding the foregoing, if such prepayment or permanent reduction is done in connection with an initial public offering, change of control or a transformative acquisition, the premium shall be equal to 50% of the applicable prepayment or termination premium. The term loans under the Credit Facilities will amortize in (i) equal quarterly installments each equal to 0.25% of the original principal amount of the term loans (subject to reduction in connection with debt prepayments) from the Closing Date through and including the second anniversary of the Closing Date, (ii) equal quarterly installments each equal to 0.625% of the original principal amount of the term loans (subject to reduction in connection with debt prepayments) from the date that is the second anniversary of the Closing Date through and including the third anniversary of the Closing Date, (iii) equal quarterly installments each equal to 1.25% of the original principal amount of the term loans (subject to reduction in connection with debt prepayments) from the date that is the third anniversary of the Closing Date through and including the fourth anniversary of the Closing Date, and (iv) equal quarterly installments each equal to 1.875% of the original principal amount of the term loans (subject to reduction in connection with debt prepayments) from the date that is the fourth anniversary of the Closing Date through and including the maturity date thereof, with the balance payable on the maturity date thereof. The term loans are also subject to mandatory prepayment out of excess cash flow and with a required percentage of the proceeds of certain non-ordinary course dispositions, specified equity contributions and certain debt issuances.

        Guarantors.    All obligations under the Credit Facilities will be guaranteed by Parent Holdco and each of the existing and future direct and indirect, material wholly-owned subsidiaries of Parent (subject to customary exceptions).

        Security.    The obligations of Parent and the guarantors under the Credit Facilities and, at the election of Parent Holdco under any swap agreements and cash management arrangements entered into with a Debt Financing Source or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions, on a first priority basis by a perfected security interest in all the capital stock owned by Parent and the subsidiary guarantors (limited, in the case of foreign subsidiaries, to 65% of the voting capital stock and 100% of the non-voting capital stock of such subsidiaries) and substantially all material, owned assets of Parent and each subsidiary guarantor. If certain security is not provided at the closing of the Merger despite the use of commercially reasonable efforts to so provide, the delivery of such security will not be a condition precedent to the availability of the Credit Facilities on the closing date, but instead will be required to be delivered following the closing date, pursuant to arrangements to be agreed upon.

        Other Terms.    The Credit Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, acquisitions, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions, and shall also include certain financial covenants. The Credit Facilities will also include customary events of defaults including a change of control to be defined.

10.   Background of the Offer; Past Contacts or Negotiations with the Company.

        The following is a description of contacts between representatives of Marlin LLC, Parent or the Offeror, on the one hand, and representatives of the Company, on the other hand, that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of the Company's activities relating to these contacts, please refer to the Company's Schedule 14D-9 which will be filed and mailed to stockholders of the Company.

        Marlin LLC is engaged in (among other activities) making and managing equity investments in public and private companies.

        On March 18, 2016, Marlin LLC, together with certain of its other affiliates, filed a Schedule 13D with the SEC disclosing that it and its affiliates beneficially owned 3,001,426, or approximately 7.6%, of the outstanding shares of Common Stock.

        On June 24, 2016, Marlin LLC and its affiliates filed amendment number 1 to their Schedule 13D with the SEC disclosing beneficial ownership of 4,094,599, or approximately 10.4%, of the outstanding shares of Common Stock.

        On July 6, 2016, Gerald G. Kokos, Executive Chairman of the Company, and Thomas Flynn, the Chief Administrative Officer and General Counsel of the Company, spoke by telephone with Peter Chung, a Principal of Marlin LLC. Mr. Chung stated that Marlin LLC and its affiliates were significant stockholders and had been an owner of approximately 4.9% of the Common Stock for several months prior to filing its initial Schedule 13D with the SEC on March 18, 2016. The parties did not discuss any potential transaction.

        On July 30, 2016, Marlin LLC received a proposed form of confidentiality agreement, including standstill provisions, from representatives of Stifel.

        Between August 3, 2016 and August 15, 2016, representatives of Marlin LLC and Wilmer Cutler Pickering Hale and Dorr LLP ("WilmerHale"), the outside counsel to the Company, negotiated the terms of a confidentiality agreement that was executed on August 15, 2016.

        On the morning of September 8, 2016, representatives of Marlin LLC and Stifel met with Messrs. Flynn, Kokos, James D. Foy, Chief Executive Officer of the Company, and Jay Zager, interim Chief Financial Officer of the Company, at a conference facility in New Haven, Connecticut for a presentation of the current status of the Company. No specific terms or price of any transaction were discussed at the meeting. Following the meeting, representatives of the Company and Stifel provided information to representatives of Marlin LLC in response to various diligence requests.

        On September 28, 2016, the Company provided access to an electronic data room to representatives of Marlin LLC. Thereafter representatives of the Company added information to the data room from time to time in response to diligence requests from representatives of Marlin LLC.

        On September 29, 2016, representatives of Marlin LLC contacted representatives of Stifel seeking permission under the confidentiality agreement to contact potential debt financing sources with respect to an acquisition of the Company. The Company provided such permission on September 30, 2016.

        On or about November 4, 2016, representatives of Marlin LLC confirmed with Stifel a willingness to proceed with a transaction in the absence of audited financial statements for the Company and inquired whether the Company might be interested in a transaction.

        On December 7, 2016, representatives of Marlin LLC, the Company and Stifel had a telephone conference to discuss the Company's operations and respond to various diligence inquiries. No specific terms or price of any transaction was discussed.

        On or about December 14, 2016, representatives of Marlin LLC verbally proposed a transaction at $7.00 per share to representatives of Stifel.

        On December 16, 2016, in response to inquiries from Stifel, Marlin LLC indicated it could complete diligence and be prepared to execute a definitive acquisition agreement in five to six weeks. Marlin LLC requested that the Company enter into an exclusivity agreement.

        On December 27, 2016, Marlin LLC sent the Company a letter indicating an interest in an acquisition of the Company through a cash tender offer at a price of $7.50 per share, setting forth remaining diligence to be performed, including receipt of a quality of earnings report, confirming that a delisting of the Common Stock from NASDAQ would not be a closing condition, and agreeing to a 30-day go shop period.

        On December 29, 2016, Marlin LLC sent the Company a revised letter substantially similar to the letter of December 27. 2016, but confirming that neither continued listing of the Common Stock on NASDAQ nor audited financial statements would be a closing condition. On the same day, Marlin LLC and its affiliates filed amendment number 2 to their Schedule 13D with the SEC disclosing, amongst other things, their preliminary non-binding interest in acquiring all of the outstanding Common Stock, through a tender offer or otherwise, for $7.50 per share in cash, subject to, among other things, reaching agreement on all material terms.

        On January 6, 2017, representatives of Marlin LLC contacted representatives of Stifel seeking permission under the confidentiality agreement to contact additional potential debt financing sources with respect to an acquisition of the Company. The Company provided such permission on January 10, 2017.

        On January 12, 2017, representatives of the Company, including Messrs. Foy, Kokos and Zager, and representatives of Stifel met with representatives of Marlin LLC in New Haven, Connecticut and provided information in response to various requests of Marlin LLC, including updates on the Company's financial results for 2016 and lowered financial projections for 2017 in light of the 2016 results. Thereafter through April 27, 2017, representatives of the Company, Stifel and WilmerHale had several telephone calls with representatives of Marlin LLC providing information in response to various diligence requests from Marlin LLC.

        On February 14, 2017, the Company made available a quality of earnings report for use by Marlin LLC.

        On February 15, 2017, Marlin LLC received a letter from Stifel requesting a formal acquisition proposal on or before February 27, 2017.

        On February 27, 2017, Marlin LLC sent the Company a letter offering an acquisition of the Company through a cash tender offer at a price of $6.50 per share, setting forth the proposed equity and debt sources to be used and the remaining diligence to be performed, including a technical review of the new product platform and contacts with certain customers, as well as a 30-day go shop period. The letter also included language regarding appraisal rights and stated that the acquisition offer assumed, among other things, that the Company's existing insurance would cover any liabilities resulting from the ongoing proceedings related to the Restatement (as defined in the Merger Agreement) and that the Company would maintain sufficient working capital and have at least $12 million of cash on hand at closing, and that if the proposed debt financing was not available the Company's remedies would not include specific performance. On March 1, 2017, Marlin LLC and its affiliates filed amendment number 3 to their Schedule 13D with the SEC to include a copy of its letter.

        On March 8, 2017, representatives of Stifel informed Marlin LLC that the Company Board was prepared to move forward with a transaction at $7.00 per share and sought an increase in offer price.

        On March 9, 2017, the Company received a letter from Marlin LLC offering an acquisition of the Company through a cash tender offer at a price of $6.50 per share and substantially similar to its letter dated February 27, 2017, except with respect to a slightly revised proposal concerning appraisal rights, and it did not state any assumption about the sufficiency of existing insurance to cover liabilities arising from ongoing proceedings related to the Restatement or the Company having at least $12 million of cash on hand at closing.

        Between March 10, 2017 and March 14, 2017, representatives of Stifel and WilmerHale negotiated the terms of an exclusivity agreement with representatives of Marlin LLC and its legal counsel, Schulte Roth & Zabel LLP ("SRZ"). On March 14, 2017, the Company and Marlin LLC executed an exclusivity agreement. The term of the exclusivity agreement was extended on March 24, 2017, on April 15, 2017 and on April 24, 2017.

        On March 17, 2017, WilmerHale provided a draft merger agreement to SRZ. Between then and April 27, 2017, representatives of WilmerHale, Stifel and the Company negotiated the terms of the definitive merger agreement with representatives of SRZ and Marlin LLC. The material terms negotiated related to closing and offer conditions, including whether demands for appraisal would be a condition, the structure of the transaction as either a tender offer or cash merger and the terms on which the Company or the Offeror could elect to pursue a merger in lieu of a tender offer, the scope of various covenants between signing and closing obligating the Company to seek Parent's consent prior to taking certain actions, and the size of and conditions upon which the Company and Parent may be required to make certain payments upon termination of the merger agreement.

        On March 22, 2017 and March 23, 2017, representatives of the Company and Stifel met with representatives of Marlin LLC at Stifel's offices in New York City and provided information in response to diligence requests, including updated projections for the first quarter of 2017 showing lower bookings and EBITDA from the most recently provided projections.

        On March 28, 2017, Messrs. Foy and Kokos spoke by telephone with representatives of Marlin LLC regarding possible ways to integrate the Company's management team with that of Parent.

        On April 11, 2017, SRZ provided initial drafts of an equity commitment letter and limited guarantee to WilmerHale, and on April 12, 2017, SRZ provided drafts of debt commitment papers to WilmerHale. Through April 27, 2017, representatives of SRZ and WilmerHale negotiated the terms of such documents.

        At approximately 2:30 a.m. Eastern Time on April 28, 2017, Parent, the Offeror and the Company executed and delivered the merger agreement, and on April 28, 2017, Marlin LLC, Parent and the Company issued a joint press release announcing the transaction.

        On May 1, 2017, Marlin LLC and its affiliates filed amendment number 4 to their Schedule 13D with the SEC in connection with Parent, the Offeror and the Company entering into the Merger Agreement.

11.   The Merger Agreement and Other Agreements.

        The following is a summary of the material provisions of certain agreements related to the Offer. Capitalized terms used in this Section 11—"The Merger Agreement and Other Agreements" but not defined herein have the respective meanings given to them in the Merger Agreement.

        Representations and Warranties and Covenants.    The Merger Agreement is included as an exhibit to the Schedule TO for the purpose of providing public disclosure regarding its terms and conditions as required by U.S. federal securities laws. The representations and warranties and covenants contained in the Merger Agreement made for purposes of the contract among the respective parties, were made as of specified dates and may be subject to limitations agreed upon by the contracting parties. The representations and warranties (i) may have been made for the purposes of (A) establishing the circumstances under which Parent and the Offeror may have the right not to consummate the Offer if the representations and warranties of the Company prove to be untrue, such that the conditions to the Offer set forth in Annex I of the Merger Agreement or the conditions to the Merger set forth in Article VII of the Merger Agreement are not satisfied, (B) allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts and (ii) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure letter that the parties have exchanged. The parties do not believe that these schedules contain information that is material to an investment decision. The representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with information provided elsewhere in this Offer to Purchase and the Annexes. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures. The Offeror will provide additional disclosure in its public reports to the extent that it is aware of the existence of any material facts that are required to be disclosed under the U.S. federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by U.S. federal securities laws.

  The Merger Agreement.

        The following is a summary of the material provisions of the Merger Agreement, a copy of which has been filed as exhibit 2.1 to the Company's Current Report on Form 8-K filed on April 28, 2017. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein. Capitalized terms used herein and not otherwise defined in this Offer to Purchase have the meanings assigned to them in the Merger Agreement.

  The Offer

        The Offer.    The Merger Agreement provides for the making of the Offer. The obligation of the Offeror to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction or waiver of the conditions described in Section 14—"Certain Conditions of the Offer" (the "Offer Conditions").

        Waiver of the Offer Conditions.    Parent and the Offeror have expressly reserved the right, in their sole discretion, to increase the Offer Price, waive any of the Offer Conditions or make any other changes to the terms of the Offer, without the Company's consent, except that neither Parent nor the Offeror can, without the Company's consent:

  •
  change the form of consideration payable in the Offer, decrease the Offer Price or change the Offer so that it is for fewer than all of the outstanding Shares;

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  extend or otherwise change the expiration date of the Offer, except as required or permitted by the Merger Agreement;

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  change or waive the Minimum Condition;

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  amend, modify or supplement any of the Offer Conditions or the terms of the Offer in any manner adverse to holders of Shares; or

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  impose any condition to the Offer other than the Offer Conditions.

        Extension of the Offer.    The initial expiration date of the Offer will expire at 10:00 a.m., New York City time, on June 13, 2017 (such date, as it may be extended, the "Offer Expiration Date").

        The Offeror will extend the scheduled expiration date of the offer:

  •
  as required by applicable law (including for any period required by any rule, regulation, interpretation or position of the SEC) and

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  as necessary such that the Offer will not expire prior to the earliest of (x) immediately following the satisfaction of all the Offer Conditions, (y) the termination of the Merger Agreement and (z) the Outside Date.

        If, at the Offer Expiration Date, any of the Offer Conditions have not been satisfied or waived, the Offeror will extend the Offer for one or more periods of up to ten business days until such time as all Offer Conditions are satisfied or waived. However, the Offeror is not permitted to extend the Offer beyond the Outside Date, without the Company's consent and such extension is subject to the Offeror's and the Company's rights to terminate the Offer and pursue the Merger in connection with a Conversion Event (as defined below).

        If all of the Offer Conditions have been satisfied or waived but the number of Shares validly tendered and not validly withdrawn pursuant to the Offer, when added to the Shares, if any, then owned by us or Parent or any of its affiliates and the Shares that the Offeror has the right to acquire upon exercise of the Top-Up Option, represents less than 90% of the outstanding shares of Common Stock, the Offeror may, in its sole discretion, provide for a subsequent offering period.

        The Top-Up Option.    Under the Merger Agreement, the Company has granted the Offeror the Top-Up Option to purchase from the Company the number of shares of issued Company Common Stock (the "Top-Up Option Shares"), such that following such purchase Parent and the Offeror would own one share of Common Stock more than 90% of the total Shares then outstanding. However, in no event will the Top-Up Option be exercisable for a number of shares in excess of the aggregate of the number of Shares held as treasury shares by the Company or its Subsidiaries and the number of Shares that the Company is authorized to issue under the Company's certificate of incorporation but that are not issued or outstanding (and are not otherwise reserved for issuance) as of immediately prior to the exercise of the Top-Up Option. If the Offeror acquires at least 90% of the issued and outstanding shares of Common Stock in the Offer (including pursuant to the Top-Up Option), the Offeror may consummate the Merger under Section 253 of the Delaware General Corporation Law (the "DGCL"). See Section 12—"Purpose of the Offer; Plans for the Company" of this Offer to Purchase.

        The purchase price per share for any Shares purchased by the Offeror under the Top-Up Option will be paid by means of (i) cash in an amount equal to the par value of the Top-Up Option Shares so purchased, and (ii) an amount equal to the balance of the purchase price, which may be paid (x) in cash, (y) by issuance of a promissory note of the Offeror (which will be treated as payment to the extent of the principal amount thereof) or (z) by any combination of the foregoing, at the Offeror's election. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Parent and the Offeror to effect a "short-form" merger pursuant to the applicable provisions of the DGCL without a vote of the Company's stockholders at a time when the approval of the Merger at a meeting of the Company's stockholders would be assured in any case because of our control of a majority of the shares of Common Stock following completion of the Offer. Although Parent and the Offeror currently expect to purchase shares of Common Stock pursuant to the Top-Up Option to the extent necessary for this purpose, there can be no assurance that Parent and the Offeror will ultimately do so. See Section 11—"The Merger Agreement and Other Agreements" and Section 12—"Purpose of the Offer; Plans for the Company" of this Offer to Purchase.

        The Top-Up Option may be exercised by the Offeror once, in whole and not in part, at any time at or after the Acceptance Time and on or prior to the fifth business day after the expiration date of the Offer, provided that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that:

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  no provision of any applicable laws, and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court of competent jurisdiction or other Governmental Entity of competent jurisdiction, will prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise;

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  upon exercise of the Top-Up Option, the number of Shares owned by Parent, the Offeror and their respective affiliates constitutes one share more than 90% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares;

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  the Offeror has accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn; and

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  the Minimum Condition will have been satisfied; and, provided, that the Top-Up Option will terminate concurrently with the earlier of the termination of the Merger Agreement and the occurrence of a Conversion Event.

        The Offeror has agreed to cause the Closing to occur as soon as possible following the closing of the purchase of the Top-Up Option Shares and in any event within 30 days.

  The Merger

        Following completion of the Offer, if applicable, and in accordance with the DGCL, the Offeror will be merged with and into the Company with the Company being the surviving corporation.

        Continuing Pursuit of the Merger.    The Offeror may in its sole discretion elect that the Offer will not be extended upon written notice to the Company and the parties will pursue the Merger if at any then-scheduled Offer Expiration Date (following at least one extension occurring after the satisfaction of the Antitrust Condition (as defined in Section 14 of this Offer to Purchase) that is on or prior to August 25, 2017), the Minimum Condition, the Top-Up Condition (as defined in Section 14 of this Offer to Purchase) or the Financing Proceeds Condition will not have been satisfied or waived.

        The Company may in its sole discretion elect not to extend the Offer upon written notice to Parent and the parties will pursue the Merger if at any then-scheduled Offer Expiration Date (following at least two extensions of up to 10 Business Days each and no more than 20 Business Days in the aggregate occurring after the satisfaction of the Antitrust Condition) that is on or prior to August 25, 2017 and the Minimum Condition will have been satisfied and each other Offer Condition will have been satisfied (other than the Top-Up Condition and the Financing Proceeds Condition) or waived. However, for purposes of this preceding sentence, the number of shares validly tendered to or beneficially owned by Parent or any Subsidiary of Parent necessary to satisfy the "Minimum Condition" will be not be calculated on a fully-diluted basis, but rather the calculation will be based on the number of Shares then outstanding.

        Each such event in the above two paragraphs is referred to as a "Conversion Event."

        Certificate of Incorporation and Bylaws.    The Company's certificate of incorporation as in effect immediately prior to the Effective Time will be amended and restated in its entirety so as to read as set forth in the applicable exhibit to the Merger Agreement, and as so amended and restated, will be the certificate of incorporation of the Surviving Corporation. The Surviving Corporation's bylaws will be identical to the Offeror's bylaws as in effect immediately prior to the Effective Time, except all references to the Offeror's name will be changed to refer to the Company's name, until further amended in accordance with the DGCL. The Merger will have the effects set forth in Section 259 of the DGCL and in the Merger Agreement.

        Directors.    Except as otherwise directed by Parent, the directors of the Offeror immediately prior to the Effective Time will be the directors of the Surviving Corporation immediately following the Effective Time.

        Officers.    Except as otherwise directed by Parent, the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation.

  Merger Consideration

        Merger Consideration.    As of the Effective Time, each issued and outstanding share of Company Common Stock immediately prior to the Effective Time (other than Shares owned by any Subsidiary of the Company, Parent, the Offeror or any other Affiliate of Parent, which will be canceled, and other than Shares that are held by stockholders, if any, who properly demand appraisal under the DGCL) will be automatically canceled and converted into the right to receive the Merger Consideration. Stockholders who properly demand appraisal will be entitled to a payment of the appraised value of such shares in accordance with the provisions of the DGCL. This value may be more or less than the price that we are offering to pay for Shares in the Offer. All Shares that have been converted into the right to receive the Merger Consideration will automatically be canceled and will cease to exist.

        The Merger Consideration will be appropriately adjusted to reflect any reclassification, stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to Company Common Stock occurring prior to the Effective Time.

        Payment for Shares.    Prior to the Effective Time, Parent will enter into an agreement with American Stock Transfer & Trust Company, LLC to act as paying agent for the payment of the Merger Consideration to the holders of Shares outstanding (the "Paying Agent"). Promptly after the Effective Time, Parent will deposit with the Paying Agent cash sufficient to make payment of the aggregate consideration payable to the stockholders in connection with the Merger (the "Payment Fund").

        Promptly after the Effective Time (and in any event with three business days thereafter), the Surviving Corporation will cause the Paying Agent to mail to each holder of record of a Certificate or Uncertificated Shares a letter of transmittal and instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. The Paying Agent will pay the Merger Consideration to the stockholders upon receipt of (1) surrendered certificates (or affidavit of loss) representing the number of Shares and (2) a signed letter of transmittal (in accordance with the terms of the letter of transmittal) and any other items specified by the Paying Agent. Until surrendered, each Certificate and Uncertificated Shares (other than Certificates or Uncertificated Shares representing Dissenting Shares) will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or accrued on the cash payable upon the surrender of such Certificates or Uncertificated Shares.

        At any time following one year after the Effective Time, any portion of the Payment Fund that remains undistributed to the holders of Certificates and Uncertificated Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it) will be delivered to Parent, upon demand, and any holder of a Certificate or Uncertificated Shares thereafter who has not previously complied will be entitled to receive only from Parent or the Surviving Corporation (subject to abandoned property, escheat and other similar laws) payment of its claim for Merger Consideration, without interest.

        To the extent permitted by applicable law, Parent, the Offeror, the Company, the Surviving Corporation and the Paying Agent will not be liable to any holder of Shares for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        Company Stock Plans.    Pursuant to the terms of the Merger Agreement, at the Effective Time, (i) each then-outstanding Company stock option that is vested will be canceled and converted into a right to receive the Offer Price (less the applicable exercise price) in cash, without interest, subject to any required withholding of taxes, in respect of each vested share underlying such stock option and (ii) each then-outstanding Company restricted stock unit award and Company performance stock unit award that is vested and with respect to which shares of Common Stock have, as of such time, not yet been issued will be canceled and converted into the right to receive the Offer Price in cash, without interest, subject to any required withholding of taxes, in respect of each vested share underlying such restricted stock unit award or performance stock unit award, with vesting in the case of each Company stock option, Company restricted stock unit award and Company performance stock unit award determined taking into effect the change in control of the Company resulting from the consummation of the transactions contemplated by the Merger Agreement. In addition, the Merger Agreement provides that the Surviving Corporation will be obligated to make payments to specified directors and members of Company management who are party to equity award replacement compensation agreements with the Company in satisfaction of payment obligations of the Company under such agreements resulting from the consummation of the transactions contemplated by the Merger Agreement. The Merger Agreement also provides that the Surviving Corporation will be obligated to make specified payments to employees of the Company to whom the Company would have issued equity awards in 2016 if it had been able to do so in compliance with applicable law.

  Representations and Warranties

        Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Offeror, including representations relating to: organization, standing and power; capitalization; subsidiaries; authority, no conflict, required filings and consents; SEC filings, financial statements, information provided; no undisclosed liabilities; internal controls and disclosure controls; absence of certain changes or events; taxes; real property, personal property; intellectual property; contracts; customers and suppliers; litigation; environmental matters; employee benefit plans; compliance with laws, permits; business practices; affiliated transactions; labor matters; opinion of financial advisor; takeover statutes; insurance; solvency; brokers; and accounts receivable, accounts payable.

        Certain representations and warranties in the Merger Agreement made by the Company are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, "Company Material Adverse Effect" means any effect that individually or in the aggregate has had a materially adverse effect on: (a) the assets, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to consummate the transactions contemplated by the Merger Agreement prior to the Outside Date. The term Company Material Adverse Effect is subject to certain exceptions except as it relates to clause (b) above, such that no effect, alone or in combination, arising out of, or resulting from the following will constitute or be taken into account when determining if there has been a "Company Material Adverse Effect":

          (a)   general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

          (b)   conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

          (c)   conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

          (d)   political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

          (e)   earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

          (f)    the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby;

          (g)   any actions taken or failure to take action, in each case, that Parent has expressly requested;

          (h)   changes in law or other legal or regulatory conditions or changes in GAAP or other accounting standards or that result from any action taken for the purpose of complying with any of the foregoing;

          (i)    changes in the Company's stock price or the trading volume of the Company's stock, or any failure by the Company to meet any public estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

          (j)    the Restatement or the Restatement-Related Events to the extent reasonably foreseeable as of the date of the Merger Agreement, which includes any Restatement-Related Claims;

        except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the above clauses (a) through (e) and (h) materially and disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, as compared to other companies that operate primarily in the same industries in which the Company and its Subsidiaries operate.

        Pursuant to the Merger Agreement, Parent and the Offeror have made customary representations and warranties to the Company, including representations relating to: organization, standing and power; authority, no conflict, required filings and consents; information provided; operations of the Offeror; financing; limited guarantee; solvency; absence of litigation; other agreements or understandings; and brokers.

        None of the representations and warranties in the Merger Agreement will survive consummation of the Merger, and none can be the basis for claims under the Merger Agreement by either party after termination of the Merger Agreement except as a result of fraud or willful breach.

  Covenants

        Company Conduct of Business Covenants.    The Merger Agreement provides that, except as otherwise expressly contemplated therein or consented to by Parent during the pre-closing period, the Company will (and will cause its Subsidiaries to): (i) conduct and carry on its business in the ordinary course of business; (ii) use its reasonable best efforts to maintain and preserve substantially intact its business organization, insurance coverage, advantageous business relationships and the good will of those having business relationships with it and retain the services of its present officers and key employees; (iii) not take any action that would reasonably be expected to materially adversely affect or delay the ability of any of the parties from obtaining any necessary approvals required by the Merger Agreement, performing its covenants or agreements thereunder, or otherwise materially delay or prohibit the transactions contemplated by the Merger Agreement; (iv) manage working capital in the ordinary course of business; and (v) use its reasonable best efforts to procure consents, in form reasonably satisfactory to Parent prior to the Effective Time. The Company further agreed, except as otherwise contemplated or permitted by the Merger Agreement, during the pre-closing period, not to, and to cause each of its Subsidiaries not to, directly or indirectly, take any of the following actions without Parent's consent:

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  (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities or rights in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities (including any securities convertible into, or exchangeable or exercisable for, any security or any right to acquire any other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of Shares (A) from holders of vested Company Stock Options in full or partial payment of the exercise price, (B) from holders of vested Company Stock Options, Company RSUs or Company PSUs in full or partial payment of any applicable taxes payable by such holder upon exercise or vesting thereof, as applicable, to the extent required or permitted under the terms thereof or required pursuant to applicable law or (C) from former employees, directors and consultants in accordance with pre-existing agreements providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration, in each case under this clause (C) in connection with any termination of services to the Company or any of its Subsidiaries;

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  issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any Lien (other than a Permitted Lien) any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of Shares upon (i) the exercise of Company Stock Options outstanding on the date of the Merger Agreement, (ii) the settlement of Company RSUs or PSUs outstanding on the date of the Merger Agreement or (iii) the exercise of the Warrant;

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  amend or modify the Company's certificate of incorporation or the Company's bylaws or any certificate of incorporation or bylaws or similar organization documents of any Subsidiary of the Company;

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  acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business;

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  sell, divest, lease, license, pledge, or otherwise dispose of or subject to any Lien (other than a Permitted Lien) any properties or assets of the Company or of any of its Subsidiaries other than in the ordinary course of business;

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  adopt any stockholder rights plan, "poison pill," anti-takeover plan or other similar agreement;

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  (i) incur any Indebtedness or guarantee any such Indebtedness of another person (other than (x) to the Company or one of its wholly owned Subsidiaries or (y) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the ordinary course of business), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the ordinary course of business) or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries or (iv) initiate, solicit, encourage, discuss, negotiate, prepare for, facilitate or otherwise incur any liabilities, costs or expenses with respect to, any of the foregoing in clauses (i) through (iii);

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  make any capital expenditures or other expenditures with respect to property, plant or equipment to the extent that such expenditures would result in the aggregate expenditures for the Company and its Subsidiaries, taken as a whole, for any fiscal quarter exceeding the aggregate amount specified for such line item in the Company's capital expenditure plan set forth on the Company Disclosure Schedule by more than the greater of 10% and $10,000; provided that if the expenditures with respect to any line item in a fiscal quarter are less than the amount specified for such line item for such fiscal quarter in the Company's capital expenditure plan set forth on the Company Disclosure Schedule (as the same may have been increased by this proviso with respect to shortfalls in prior fiscal quarters), the amount of such line item for the next fiscal quarter will be deemed increased by the amount of such shortfall (and for the avoidance of doubt, such line item for the next fiscal quarter (as increased by the amount of such shortfall) will be given the benefit of this proviso);

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  terminate, cancel or make any changes to the structure, limits or terms and conditions of any of the Insurance Policies, including allowing such policy to expire without renewing such policy or seeking comparable replacement coverage, or materially prejudicing rights to insurance payments or coverage other than in the ordinary course of business;

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  sell, assign, transfer or exclusively license any Company Intellectual Property, permit the lapse of any right, title or interest to any Company Intellectual Property, including any Intellectual Property listed on the Company Disclosure Schedule, or terminate, cancel or amend any Company Material Contract in respect of Company Intellectual Property other than in the ordinary course of business;

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  except as required in connection with the Restatement and any Restatement-Related Events, (i) make any material changes in accounting methods, principles or practices, except insofar as are required by a change in GAAP, (ii) make, revoke, amend or change any material tax election, (iii) change any annual tax accounting period, (iv) change any method of tax accounting, (v) enter into any closing agreement or otherwise settle any tax claim or assessment, (vi) file any amended income tax Return, (vii) extend or waive the application of any statute of limitations regarding the assessment or collection of tax (except with respect to routine extensions relating to the initial filing of a tax Return or routine audits), (viii) apply for or pursue any tax ruling, (ix) execute any power of attorney in respect of any tax matter, or (x) take any action to deny the availability of any material election relating to taxes;

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  (i) adopt, enter into, terminate or amend any Material Employment Agreement, any material Company Employee Plan or any collective bargaining agreement, (ii) other than as required by the terms of any Company Employee Plan in effect on the date of the Merger Agreement, increase the compensation or benefits of, or pay any bonus to, any director, executive officer or employee (except for annual increases of salaries in the ordinary course of business), (iii) hire, terminate or promote, any employee with annualized cash compensation of $100,000 or more other than in the ordinary course of business or to the extent necessary to replace a terminated employee, (iv) take any action to accelerate, or that would reasonably be expected to result in the acceleration of, the payment, right to payment or vesting of any compensation or benefits, including any outstanding Company Stock Options, Company RSUs or Company PSUs, other than as contemplated by the Merger Agreement, or (v) grant, pay or award, or promise to grant, pay or award, severance, separation, termination or similar benefits or any stock-based or stock-related awards to any employee, consultant or director, other than severance, separation, termination or similar benefits under a Company Employee Plan in effect on the date of the Merger Agreement, provided that Parent's prior written consent thereto will have been obtained to the extent required under clause (iii) of this bullet;

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  enter into any Contract that (A) purports to limit, curtail or restrict the ability of the Company or any Company Subsidiary to compete in any business or with any person or solicit for services in any geographic area; (B) contains a grant of exclusivity; (C) provides any third party with access to source code for any Software owned or licensed by the Company or any of its Subsidiaries, or that provides for such source code to be put in escrow or a similar arrangement, or otherwise grants a license to such source code, for the benefit of a third party (including upon the occurrence of specified events); or (D) contains "most favored nation" terms by the Company or any Company Subsidiary to any other person;

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  settle any threatened or pending proceeding against the Company other than those that: (A) do not involve the payment by the Company or any of the Company's Subsidiaries of monetary damages in excess of $150,000 in any individual instance, or $300,000 in the aggregate, plus applicable reserves and any applicable insurance coverage, and do not involve any injunctive or other non-monetary relief or impose restrictions on the business or operations of the Company or any of the Company's Subsidiaries; and (B) provide for a complete release of the Company and the Company's Subsidiaries, as applicable, from all claims and do not provide for any admission of liability by the Company or any of the Company's Subsidiaries;

  •
  other than with Parent's consent, which shall not be unreasonably withheld, conditioned, or delayed, settle any threatened or pending proceeding in connection with or related to the Restatement or any Restatement-Related Events, or take any other action in connection with or related to the Restatement or any Restatement-Related Events that would, or is reasonably likely to, incur any liability or other cost or expense that is not de minimis in nature with respect to, or that would otherwise be adverse to, the Company or its Subsidiaries or their ongoing business operations, including any expenditures with respect to any third party auditors, accountants, legal counsel, or otherwise;

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  incur any liability or other cost or expense with respect to any third party service providers, including any third party auditors, accountants, legal counsel or investment bankers other than in the ordinary course of business or in connection with the consummation of the Transactions as contemplated by the Merger Agreement; provided that engaging in or conducting an audit of the Company or its Subsidiaries will not be considered in the "ordinary course of business" except to the extent Parent's consent to such action is not required under the following bullet immediately below;

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  engage or otherwise hire an auditor or other third-party for purposes of conducting an audit of the Company or its Subsidiaries unless such engagement would automatically terminate upon the consummation of the Merger or is terminable at the Company's discretion and the Company is not obligated to incur, and does not incur, expenses thereunder in excess of de minimis expenses;

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  enter into any Company Affiliate Transaction;

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  enter into any new line of business;

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  enter into a new agreement or arrangement with respect to the voting or registration of Shares or any capital stock of the Company's Subsidiaries;

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  enter into, assume, grant any waiver under or amend any Company Material Contract or any Contract that would constitute a Company Material Contract if it was entered into prior to the date of the Merger Agreement if such action or Contract (i) would be outside the ordinary course of business, (ii) would require authorization of the Chief Executive Officer of the Company or the board of directors of any Subsidiary of the Company under the approval authorities policies of the Company made available to Parent prior to the execution of the Merger Agreement, or (iii) in the case of Company Material Contracts with customers of the Company that (A) would reasonably be expected to result in $350,000 or more of annual recurring revenue or would result in $350,000 or more of one-time revenue or (B) would require authorization of the Chief Revenue Officer or Chief Financial Officer of the Company under the customer contract authority rules of the Company made available to Parent prior to the execution of the Merger Agreement;

  •
  terminate (partially or completely), cancel, fail to renew in the ordinary course of business, or take or omit to take any action that would reasonably be expected to cause or result in a material breach of or default, under any Company Material Contract (provided the Company will not, and will cause each of its Subsidiaries not to, renew any Company Lease for a term that would extend beyond the Outside Date without Parent's consent);

  •
  merge or consolidate the Company or any Company Subsidiary with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, other than the merger of one or more Company Subsidiaries with or into one or more other Company Subsidiaries;

  •
  repatriate or otherwise transfer cash from any Company Subsidiary located outside the United States other than in the ordinary course of business;

  •
  terminate or permit any Company Permit to lapse, other than in accordance with the terms and regular expiration of any Company Permit, or fail to apply on a timely basis for any renewal of any renewable Company Permit, except to the extent such termination, lapse or failure to apply for renewal would otherwise have been permitted to occur in the ordinary course of business;

  •
  enter into any pay or performance guarantees or agreements to indemnify any other person other than in the ordinary course of business consistent with past practice or under which neither the Company nor any Company Subsidiary will have any obligations following the Effective Time; or

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  authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

  Additional Agreements

        Acquisition Proposals.    During the period commencing on the date of the Merger Agreement and ending at 11:59 p.m. (Eastern time) on May 27, 2017 (the "Go-Shop Period"), the Company and its Subsidiaries and Representatives will have the right to directly or indirectly:

  •
  solicit or initiate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, including by way of furnishing to any person any non-public information concerning the Company or its Subsidiaries, and

  •
  continue and otherwise participate in any discussions or negotiations regarding, and furnish to any person any non-public information concerning the Company or its Subsidiaries for the purpose of encouraging or facilitating, any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

        provided that in either case, the Company must promptly provide or make available (and in any event within one business day) to Parent any information concerning the Company or its Subsidiaries that is provided to any person that was not previously provided or made available to Parent or its Representatives and any non-public information concerning the Company or its Subsidiaries that is provided to any person will be subject to an Acceptable Confidentiality Agreement. If prior to the expiration of the Go-Shop Period, the Company has received an Acquisition Proposal that the Company Board determines in good faith constitutes, or would be reasonably expected to lead to, a Superior Proposal from an Extended Go-Shop Party; provided, that if financing is required as a condition to such third party's obligations under such Acquisition Proposal such third party shall have (A) entered into binding commitments for equity financing in an amount at least equal to the lesser of (1) the total amount of such required financing and (2) the aggregate amount covered under the equity commitment letter and (B) received draft debt commitments (which need not have been executed) with respect to any amount of such financing that is not covered by such binding equity commitments (a "Qualified Extended Go-Shop Proposal"), the Company and its Subsidiaries and Representatives will have the right to continue or otherwise furnish non-public information concerning the Company or its Subsidiaries and participate in any discussions or negotiations solely regarding such Qualified Extended Go-Shop Proposal from such Extended Go-Shop Party until the expiration of the Extended Go-Shop Period. The Company will not, and will cause its Subsidiaries not to, enter into any confidentiality agreement with any person pursuant to the Merger Agreement which prohibits the Company or its Representatives from providing such information to Parent that is required to be disclosed pursuant to the Merger Agreement. As promptly as reasonably practicable, and in any event within one business day following the expiration of the Go-Shop Period, the Company will deliver to Parent a written notice setting forth the identity of each Extended Go-Shop Party and each other person that, to the Knowledge of the Company, has (or is expected to have) a material equity interest in the Qualified Extended Go-Shop Proposal proposed by such Extended Go-Shop Party and the material terms and provisions of any such Qualified Extended Go-Shop Proposal.

        For purposes of the Merger Agreement, "Acquisition Proposal" means

          (a)   any proposal or offer by any person for a merger, consolidation, dissolution, recapitalization, share exchange, issuance of securities, direct or indirect acquisition of securities, tender offer, business combination or other similar transaction regarding the Company and its Subsidiaries (other than (i) such transactions involving solely the Company and/or one or more Subsidiaries of the Company and (ii) such transactions that if consummated would result in the holders of the outstanding Shares immediately prior to such transaction owning more than 80% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter),

          (b)   any proposal for the issuance by the Company of 20% or more of its equity securities or

          (c)   any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by the Merger Agreement.

        For purposes of the Merger Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal made by a third party to acquire more than 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries and for which, if financing is required as a condition to such third party's obligations, such third party will have entered into binding commitments for such financing,

          (a)   on terms that the Company Board determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock than the Offer and the Merger (after consultation with its financial and outside legal advisors), taking into account all the terms and conditions of such proposal and the Merger Agreement (including any written, binding offer by Parent to amend the terms of the Merger Agreement that the Company Board determines in good faith to be relevant and

          (b)   that the Company Board determines to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that the Company Board determines in good faith to be relevant.

        For purposes of the Merger Agreement, "Extended Go-Shop Party" means a Qualified Go-Shop Party (other than Clearlake Partners, LLC, Vector Capital Management, LP or any of their respective Affiliates) that has submitted a Qualified Extended Go-Shop Proposal.

        For purposes of the Merger Agreement, "Extended Go-Shop Period" means, if the Company has received a Qualified Extended Go-Shop Proposal, the period beginning on the date of the Expiration of the Go-Shop Period and continuing until 11:59 p.m. (Eastern time) on June 10, 2017, solely with respect to negotiating such Qualified Extended Go-Shop Proposal and for purposes of determining any Company Termination Fee in connection therewith.

        Except during the Go-Shop Period or, to the extent applicable, the Extended Go-Shop Period, from the date of the Merger Agreement until the Merger Agreement's termination, neither the Company nor any of its Subsidiaries will, and the Company will cause its Representatives not to, directly or indirectly:

  •
  solicit, initiate, knowingly facilitate (including by way of furnishing information) or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; or

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  enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.

        If at any time after the expiration of the Go-Shop Period, and prior to the earlier of the Acceptance Time and the Company Stockholder Approval, following the receipt by the Company of an unsolicited bona fide written Acquisition Proposal, that the Company Board determines in good faith (i) constitutes, or would reasonably be expected to lead to, a Superior Proposal and (ii) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (A) and (B) below with respect to such unsolicited bona fide written Acquisition Proposal would be inconsistent with its fiduciary duties, then the Company may, in response to such unsolicited bona fide Acquisition Proposal,

          (A)  furnish non-public information with respect to the Company and its Subsidiaries to any Qualified Person (and the Representatives of such Qualified Person) pursuant to an Acceptable Confidentiality Agreement, so long as any information provided under this clause (A) has previously been provided or made available to Parent or is provided or made available to Parent substantially concurrently with the time it is provided to such person (and in any event within one business day) if it has not been provided or made available to Parent previously, and

          (B)  engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any such Qualified Person (and the Representatives of such Qualified Person) regarding such unsolicited Acquisition Proposal.

        For purposes of the Merger Agreement, "Qualified Person" means any person making an Acquisition Proposal that the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) is, or could reasonably be expected to lead to, a Superior Proposal, which includes any Qualified Go-Shop Party.

        The Merger Agreement provides that, except as otherwise permitted therein:

  •
  (i) the Company Board will not withhold, withdraw, qualify or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board with respect to the Offer or the Company Voting Proposal (such approval or recommendation, the "Company Board Recommendation");

  •
  (ii) the Company will not:

            (A)  enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in the circumstances described in the Merger Agreement) requiring the Company to abandon, terminate or fail to consummate the Transactions or breach its obligations thereunder; or

            (B)  terminate, amend, release, modify or fail to enforce any provision (including any standstill), or grant any waiver or request under any confidentiality, standstill or similar agreement (including an Acceptable Confidentiality Agreement);

  •
  (iii) the Company Board will not adopt, approve, recommend, endorse or otherwise declare advisable to the stockholders of the Company any Acquisition Proposal;

  •
  (iv) the Company Board will not fail to include the Company Board Recommendation in either the Schedule 14D-9 or the Proxy Statement;

  •
  (v) the Company Board will not fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten business days after the commencement of such Acquisition Proposal; and

  •
  (vi) within five business days following a written request by Parent for the Company to reaffirm the Company Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first published or sent to the stockholders of the Company, issue a press release that reaffirms the Company Board Recommendation, provided that the Company will not be required to issue more than one such press release with respect to each such Acquisition Proposal or material modification thereto.

        Any of the actions contemplated above will be a "Company Board Recommendation Change."

        However, at any time prior to the earlier of the Acceptance Time and the Company Stockholder Approval, the Company Board may make a Company Board Recommendation Change:

  •
  (i) in response to a Superior Proposal actually received by the Company, if:

            (A)  the Company Board will have determined in good faith (after consultation with outside legal counsel) that such proposal is a Superior Proposal and that the failure to make a Company Board Recommendation Change would be inconsistent with its fiduciary obligations under applicable law;

            (B)  the Company has notified Parent in writing that it intends to make a Company Board Recommendation Change, describing in reasonable detail the reasons for such Company Board Recommendation Change (a "Recommendation Change Notice") and provided the identity of the party making such Superior Proposal and a copy of any unredacted inquiry, proposal, offer and proposed transaction agreements received by the Company or its Representatives from such party or its Representatives in connection therewith (it being understood that the Recommendation Change Notice itself will not constitute a Company Board Recommendation Change for purposes of the Merger Agreement);

            (C)  the Company will have made its Representatives available to negotiate with Parent's Representatives regarding any proposed modifications to the terms and conditions of the Merger Agreement during the four business day period following delivery by the Company to Parent of such Recommendation Change Notice; and

            (D)  if Parent will have delivered to the Company a written proposal to alter the terms or conditions of the Merger Agreement during such four business day period, the Company Board will have determined in good faith (after consultation with outside legal counsel and its financial advisors), after considering the terms of such offer by Parent, that the failure to make a Company Board Recommendation Change would still be inconsistent with its fiduciary obligations under applicable law;

    provided that the Company Board may not make a Company Board Recommendation Change if any such Superior Proposal resulted from a breach by the Company of this section; provided, further, that every subsequent material revision or material modification to such Superior Proposal will require a new Recommendation Change Notice sent by the Company to Parent pursuant to the preceding clause (B) and a new two business day "matching" period under the preceding clauses (C) and (D) in lieu of another four business day "matching" period as initially provided under the preceding clauses (C) and (D); or

  •
  (ii) other than in connection with a Superior Proposal, an event, fact, circumstance, development or occurrence that affects the business assets or operations of the Company that is unknown (and is not reasonably foreseeable) to the Company Board as of the date of the Merger Agreement becomes known to the Company Board prior to the earlier of the Acceptance Time and obtaining the Company Stockholder Approval and the Company Board has concluded in good faith, following consultation with its outside legal counsel, that failure to withdraw, modify or amend the Company Board Recommendation would be inconsistent with its fiduciary obligations under applicable law (an "Intervening Event"), if the Company complies with the requirements set forth in clauses (i)(B), (i)(C) and (i)(D) (including any provisos) immediately above (and for such purposes, each reference to "Superior Proposal" will be deemed to be replaced with "Intervening Event").

        The Company agrees that any violation of the provisions above by any Subsidiary or Representative of the Company or any Representative of any Subsidiary will be deemed a breach of the Merger Agreement by the Company.

        Company Proxy Statement; Company Stockholder Approval of the Merger.    The Merger Agreement provides that the Company will promptly prepare and file (in any event within seven business days) the preliminary Proxy Statement. However, the Company will give Parent and its counsel reasonable opportunity to review and comment on the initial preliminary Proxy Statement and all subsequent forms or versions of or amendments to the Proxy Statement prior to the filing thereof with the SEC or dissemination to the holders of Shares and the Company will consider such comments (that are provided in a timely manner) in good faith, and further, Parent and the Offeror will promptly supply to the Company in writing, for inclusion in the Proxy Statement, all information concerning Parent and the Offeror and their Affiliates required under applicable laws to be included in the Proxy Statement or as is otherwise reasonably requested by the Company.

        If a Conversion Event has occurred, the Company will, as soon as reasonably practicable following the date the Proxy Statement is cleared by the SEC and in accordance with the Company's certificate of incorporation and bylaws and applicable law, establish a record date for, duly call, give notice of, convene and hold a Company meeting for the purpose of obtaining the Company Stockholder Approval. The Company will, through the Company Board, declare that the Merger Agreement is advisable and recommend to its stockholders adoption of the Merger Agreement (unless there has been a Company Board Recommendation Change).

        Employee Benefits Matters.    From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, carry out all employer responsibilities under all Company Employee Plans and all employment, severance and termination plans and agreements, in each case in accordance with their terms as in effect immediately before the Acceptance Time. Parent has also agreed with the Company that, for a period of one year following the Effective Time, it will provide, or will cause to be provided, to each Company Employee (i) a total compensation package (including base salary, commissions program, annual bonus target and the value of annual target equity awards) no less favorable in the aggregate than the total compensation package (excluding any equity or equity-based awards) in effect immediately before the Effective Time and (ii) other employee benefits that are substantially comparable, in the aggregate, to the other benefits provided to such employees immediately before the Effective Time. Comparability does not require Parent to establish severance, retention, equity, equity-based or change in control arrangements similar to those in effect before the Effective Time, provided that it carries out the pre-Effective Time agreements.

        For purposes of vesting and eligibility to participate under the New Plans, each Company Employee will, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time. However, these credits will not apply to the extent that its application would result in a duplication of benefits or provide service for defined benefit plans or post-employment medical benefits. In addition, (i) each Company Employee will be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is of the same type as under the Company Employee Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans"), and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time and (B) Parent will use reasonable commercial efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

        If any Company Employee (who is not otherwise a party to an employment agreement, offer letter or similar agreement or arrangement or any amendment or supplement of any of the foregoing, in each case that provides for a different treatment with respect to severance) whose employment is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such Company Employee would have received severance benefits under the Company Severance Practices, Parent will cause the Surviving Corporation to provide that such Company Employee will be entitled to severance benefits from the Surviving Corporation that are equal to the greater of (i) the severance benefits that would have been paid under the Company Severance Practices as in existence on the date of the Merger Agreement or (ii) the severance benefits payable under similar circumstances pursuant to a severance plan of the Offeror or its Subsidiaries as may be in effect at such time for similarly situated United States employees of the Offeror and its Subsidiaries and giving effect to these provisions.

        The three preceding paragraphs will not apply to persons employed by the Company or any of its Subsidiaries outside the United States. Instead, such persons will be treated in accordance with applicable law and the terms of any contracts covering them.

        All provisions contained in the Merger Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties to the Merger Agreement and will not create any right (including any third-party beneficiary rights) in any other person, including any employee or former employee of Company or any of the Company's Subsidiaries or any participant or beneficiary in any Company Employee Plan. Nothing in the Merger Agreement (i) will require Parent, the Surviving Corporation or any of their Subsidiaries to continue to employ any particular Company Employee following the Effective Time or to provide any right to a particular term or condition of employment, (ii) will reduce the existing severance or acceleration benefits in effect on the date of the Merger Agreement for any Company Employee or (iii) will be construed to prohibit Parent, the Surviving Corporation or any of their Subsidiaries from amending or terminating any employee benefit plan in accordance with its terms or to amend or create any employee benefit plans or any similar plan or agreement for Parent or its Affiliates.

        Following the Closing, Parent will, or will cause the Surviving Corporation to, make cash payments to each Company Employee identified on the Company Disclosure Schedule on the dates on which the Shares or Company Common Stock share equivalents with respect to such Company Employee on the Company Disclosure Schedule would have vested under the applicable vesting schedule. Each such cash payment amount equals the Merger Consideration multiplied by the applicable number of shares or share equivalents that would have vested on the applicable date and to be subject to such Company Employee remaining employed by the Surviving Corporation as of such date of payment. However, if any such Company Employee is terminated by the Surviving Corporation without cause or resigns his or her position with the Surviving Corporation for good reason within 12 months following the Closing, Parent will, or will cause the Surviving Corporation to, make a cash payment to such Company Employee equal to the Merger Consideration multiplied by the aggregate number of shares and share equivalents with respect to such Company Employee on the Company Disclosure Schedule that would have remained unvested (as applicable) as of the date of such Company Employee's termination or resignation. No amount payable under this paragraph will be duplicative of any amount payable under the company stock plans, and no amount payable under this paragraph will be made to any named executive officer of the Company.

        Financing Cooperation.    Each of Parent and the Offeror will use, and will cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary, to consummate and obtain the financing at or prior to the Acceptance Time, or if a Conversion Event will have occurred, the Closing, on the terms and subject only to the conditions (including the market flex provisions) set forth in the financing letters, including using reasonable best efforts to

  •
  (i) maintain in effect the financing letters,

  •
  (ii) negotiate and enter into definitive agreements with respect to the debt financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the debt commitment letter (or on terms not materially less favorable to Parent or the Offeror than the terms and conditions (including market flex provisions) set forth in the debt commitment letter),

  •
  (iii) satisfy (and cause its Affiliates to satisfy) on a timely basis all conditions applicable to Parent and its Affiliates in the financing letters and the definitive agreements related thereto at or prior to the Acceptance Time, or if a Conversion Event will have occurred, the Closing,

  •
  (iv) enforce its rights under the financing letters (provided that, unless specified in the Merger Agreement, neither Parent nor the Offeror will be required to commence any legal proceeding against any debt financing source under the debt commitment letter) and

  •
  (v) comply with its covenants and other obligations under the financing letters. Parent and the Offeror will not, without the Company's consent, agree to or permit any amendment or modification to be made to, or grant any waiver of any provision under, the financing letters or the definitive agreements relating to the financing if such amendment, modification or waiver would

            (A)  reduce the aggregate amount of the financing (including by increasing the amount of fees to be paid or original issue discount) or

            (B)  impose new or additional conditions precedent to the availability of the financing or otherwise expand, amend or modify any of the conditions to the financing, or otherwise expand, amend or modify any other provision of the financing letters, in each case, in a manner that could reasonably be expected to delay or prevent the funding of the financing (or satisfaction of the conditions to the financing) at or prior to the Acceptance Time, or if a Conversion Event will have occurred, the Closing. Parent will promptly deliver to the Company accurate copies of any amendment, modification or waiver to or under any financing letter.

        Upon the Company's request, Parent will keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the debt financing. Parent and the Offeror will give the Company prompt notice (i) of any breach, default, termination or repudiation by any party to any of the financing letters or definitive documents related to the financing of which Parent or the Offeror becomes aware, (ii) of the receipt of any written notice or other written communication from any financing source with respect to any breach, default, termination or repudiation by any party to any of the financing letters or any definitive document related to the financing or any provisions of the financing letters or any definitive document related to the financing, and (iii) of the occurrence of an event or development that could reasonably be expected to delay or prevent the funding of the financing (or satisfaction of the conditions to the financing) at or prior to the Acceptance Time, or if a Conversion Event will have occurred, the Closing.

        If any portion of the debt financing becomes unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the debt commitment letter, and such portion is required to fund any portion of the Offer Price or the Merger Consideration or any fees, expenses and other amounts contemplated to be paid by Parent or the Offeror pursuant to the Merger Agreement, Parent and the Offeror will use their reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions (including market flex provisions) not materially less favorable to Parent and the Offeror (and their respective Affiliates) than the terms and conditions set forth in the debt commitment letter, as promptly as practicable following the occurrence of such event.

        The Merger Agreement also provides that prior to the Acceptance Time, or if a Conversion Event will have occurred, the Closing, the Company will use its reasonable best efforts to provide, and to cause its Subsidiaries and Representatives to provide, to Parent and the Offeror, in each case at Parent's sole expense, such reasonable cooperation as is reasonably requested by Parent in connection with the arrangement of the debt financing (or any permitted replacement, amended, modified or alternative financing), provided that all information, documentation, statements, data and reports provided by, or caused to be provided by, the Company, may be so provided subject to the Restatement and the Restatement-Related Events. In no event will the Company or any of its Subsidiaries be required to bear any cost or expense, pay any fee, enter into any definitive agreement or incur any other liability in connection with the financing.

        Indemnification.    The Merger Agreement provides that from and after the Closing, the Surviving Corporation will indemnify, defend and hold harmless each Indemnified Party against all claims and expenses incurred in connection with any proceeding arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, manager, employee or agent of the Company or any of its Subsidiaries or, while a director, manager or officer of the Company or any of its Subsidiaries, is or was serving at the request of the Company or one of its Subsidiaries as a director, manager, officer, employee or agent of another person, whether asserted or claimed prior to, at or after the Effective Time, to the extent currently provided for in the Company's certificate of incorporation. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such proceeding from each of Parent and the Surviving Corporation on terms no less favorable than provided in the Company's certificate of incorporation. However, any Indemnified Party to whom expenses are advanced provides, to the extent required by the DGCL, to repay such advances if it is determined by a final determination of a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under applicable law. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party, whether provided in the Company's certificate of incorporation or bylaws (or comparable organizational documents) or any of its Subsidiaries or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, will survive the Merger and continue in full force and effect, and will not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

        The Merger Agreement also provides that from the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation will contain, and Parent will cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable in the aggregate with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are set forth in the Company's certificate of incorporation and the Company's bylaws.

        State Takeover Laws.    The Company will not take any action that would cause any "takeover law" to become applicable to the Merger Agreement or the Transactions. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by the Merger Agreement, the Company will use its reasonable best efforts to (a) take such actions to ensure that the transactions contemplated thereunder may be consummated as promptly as practicable on the terms contemplated thereby and (b) otherwise take all such actions to eliminate or minimize the effects of any such statute or regulation on such transactions.

        Security Holder and Restatement Litigation.    During the pre-closing Period, the Company will have the right to control the defense and settlement of any proceeding related to the Merger Agreement, the Offer, the Merger, the other transactions contemplated by the Merger Agreement or the Restatement or any Restatement-Related Events brought by any stockholder of the Company or any holder of the Company's other securities, or any Governmental Entity, against the Company, its Subsidiaries and/or their respective directors or officers. However, the Company will give Parent the opportunity to participate in the defense or settlement of any such proceeding, and the Company will not, and will cause its Affiliates not to, settle or offer to settle any such proceeding without Parent's consent. None of the Company, Parent or the Offeror will cooperate with any person that may seek to restrain, enjoin, prohibit or otherwise oppose the Transactions, and the Company, Parent and the Offeror will cooperate with the other parties in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose such transactions.

        Director and Officer Resignations.    The Company will cause each officer, director or manager of the Company or any of its Subsidiaries, as requested by Parent, to tender his or her resignation effective as of the earlier of the Acceptance Time or the Closing.

        Other Covenants.    The Merger Agreement contains other covenants, including covenants relating to confidentiality, access to information, legal conditions to the merger, public disclosure, notification of certain matters, control of operations, and certain matters relating to Rule 16b-3 and Rule 14d-10 under the Exchange Act.

  Conditions to the Merger

        Conditions to Each Party's Obligation to Effect the Merger.    Each party's obligations to effect the Merger on the Closing Date are subject to satisfaction of the following conditions:

  •
  Except if a Conversion Event will have occurred, Parent or the Offeror will have accepted for purchase all Shares validly tendered.

  •
  If required by the DGCL, the affirmative vote for the adoption of the Merger Agreement has been obtained by the holders of at least a majority of the outstanding Shares entitled to vote at the meeting of the Company's stockholders.

  •
  Solely if a Conversion Event shall have occurred, any waiting period and any approvals or clearances applicable to the consummation of the Merger under the HSR Act have expired, or been terminated or obtained, as applicable.

  •
  No Governmental Entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any Order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting, preventing, restraining or materially delaying the consummation of the Merger (other than the waiting period under the HSR Act or any other applicable antitrust laws).

        Conditions to Parent's and the Offeror's Obligations to Effect the Merger.    Solely if a Conversion Event has occurred, Parent's and the Offeror's obligations to effect the Merger on the Closing Date are subject to satisfaction of the following conditions:

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  (i) Certain representations and warranties of the Company relating to organization, standing and power; capitalization; subsidiaries; authority; and brokers, disregarding all qualifications relating to materiality, in all material respects or Company Material Adverse Effect, are accurate in all respects as of the date of the Merger Agreement and as of the Closing Date, except to the extent any such representation and warranty expressly speaks as of an earlier date in which case as of the earlier date, and for representations and warranties relating to capitalization that do not individually or in the aggregate increase the aggregate amount paid by Parent and/or the Offeror by more than a de minimis amount; (ii) all remaining representations and warranties of the Company, disregarding all qualifications relating to materiality, in all material respects or Company Material Adverse Effect, are accurate as of the date of the Merger Agreement and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case as of such date, and except where the failure to be accurate has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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  The Company has performed or materially complied with all of its obligations or covenants under the Merger Agreement.

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  Since the date of the Merger Agreement, there has not been and is not reasonably likely to be, individually or in the aggregate, a Company Material Adverse Effect.

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  The Company has delivered to Parent a certificate certifying that the conditions listed in the three bullets immediately above have been satisfied.

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  The Company has delivered to Parent an affidavit from the Company, sworn under penalties of perjury, stating that the Company is not and has not been at any time during the five-year period preceding the Closing Date, a United States real property holding corporation (within the meaning of Section 897(c)(2) of the Code), dated as of the Closing Date and in the form and substance required under Treasury Regulation Section 1.897-2(h).

        Conditions to the Company's Obligations to Effect the Merger.    Solely if a Conversion Event has occurred, the Company's obligations to effect the Merger on the Closing Date are subject to satisfaction of the following conditions:

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  (i) Certain representations and warranties of the Company relating to organization, standing and power; authority; and brokers, disregarding all qualifications relating to materiality, in all material respects or Parent Material Adverse Effect, are accurate in all respects as of the date of the Merger Agreement and as of the Closing Date, except to the extent any such representation and warranty expressly speaks as of an earlier date in which case as of the earlier date; (ii) all remaining representations and warranties of the Company, disregarding all qualifications relating to materiality, in all material respects or Parent Material Adverse Effect, are accurate as of the date of the Merger Agreement and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case as of such date, and except where the failure to be accurate has not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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  Parent and the Offeror have performed or materially complied with all of their obligations or covenants under the Merger Agreement.

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  Parent and the Offeror have delivered to the Company a certificate certifying that the conditions listed in the two bullets immediately above have been satisfied.

        Frustration of Closing Conditions.    The parties may not rely on the failure of any condition to the Merger to be satisfied if such failure was primarily due to the failure of such party to perform its obligations under the Merger Agreement.

  Conditions to the Offer

        For a description of the conditions to the Offer, see Section 14—"Certain Conditions of the Offer."

  Termination of the Merger Agreement

        The Merger Agreement may be terminated and the Offer and Merger may be abandoned by notice of the terminating party to the other party or parties:

          1.     by mutual written consent of Parent, the Offeror and the Company at any time prior to the Effective Time;

          2.     by either Parent or the Company at any time prior to the Acceptance Time (or if a Conversion Event has occurred, the Closing) and after the Outside Date if the Acceptance Time (or if a Conversion Event has occurred, the Closing) will not have occurred on or before the Outside Date. However, the right to terminate the Merger Agreement will not be available to any party if the failure of such party (or any Affiliate of such party) to fulfill any obligation under the Merger Agreement has been a proximate cause of the failure of the Acceptance Time (or if a Conversion Event has occurred, the Closing) to occur on or before the Outside Date);

          3.     by either Parent or the Company if a Governmental Entity of competent jurisdiction has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting (i) prior to the Acceptance Time, except if a Conversion Event will have occurred, the acceptance for payment of, and payment for, Shares pursuant to the Offer or (ii) prior to the Effective Time, the consummation of the Merger. However, a party will not be permitted to terminate the Merger Agreement if the failure of such party (or any Affiliate of such party) to fulfill any obligation under the Merger Agreement has been a proximate cause of the issuance of any such order, decree, ruling or the taking of such other action;

          4.     except if a Conversion Event has occurred, by Parent or the Company if the Offer expires without the Offeror having accepted for purchase any Shares validly tendered. However, a party will not be permitted to terminate the Merger Agreement if the failure of such party (or any Affiliate of such party) to fulfill any obligation under the Merger Agreement has been the proximate cause of the non-satisfaction of any of the conditions set forth in Annex I of the Merger Agreement;

          5.     solely if a Conversion Event has occurred, by either Parent or the Company, if the Company Stockholder Approval will not have been obtained at a duly held Company Meeting at which the Merger Agreement has been voted upon;

          6.     by Parent, prior to the earlier of the Acceptance Time and, solely if a Conversion Event has occurred, the time of the stockholder vote on the Company Voting Proposal, if: (i) the Company Board failed to recommend the tender of Shares pursuant to the Offer in the Schedule 14D-9 or approval of the Company Voting Proposal or (ii) a tender offer or exchange offer for outstanding Shares has been commenced (other than by Parent or an Affiliate of Parent) and the Company Board failed to recommend against acceptance of such tender or exchange offer within ten business days after the commencement of such offer. However, any such termination must occur within five business days after Parent received notice by the Company of the applicable event triggering Parent's termination right;

          7.     by Parent, at any time prior to the earlier of the Acceptance Time and, solely if a Conversion Event has occurred, the time of the stockholder vote on the Company Voting Proposal, if: (i) the Company Board effected a Company Board Recommendation Change; (ii) the Company Board approved, endorsed or recommended to the stockholders of the Company an Acquisition Proposal (other than the Offer and/or the Merger); (iii) a tender offer or exchange offer for outstanding Shares has commenced (other than by Parent or an Affiliate of Parent) and the Company Board recommended that the stockholders of the Company tender their shares in such tender or exchange offer; or (iv) the Company breached in any material respects its obligations under the Acquisition Proposals section of the Merger Agreement. However, any such termination must occur within five business days after the applicable event triggering Parent's termination right;

          8.     by the Company (unless the Company has breached, in any material respects, its obligations under the Acquisitions Proposal section of the Merger Agreement), prior to the earlier of the Acceptance Time and, solely if a Conversion Event has occurred, the time of the stockholder vote on the Company Voting Proposal, in the event that the Company Board has effected a Company Board Recommendation Change and the Company has entered into a written letter of intent, memorandum of understanding, term sheet, agreement in principle, merger agreement, acquisition agreement, partnership agreement or similar agreement with respect to a Superior Proposal. However, the Company must simultaneously, with such termination, pay the Company Termination Fee;

          9.     by Parent, at any time prior to the earlier of the Acceptance Time and, solely if a Conversion Event has occurred, the Effective Time: (i) if there has been a breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in the Merger Agreement, which breach, inaccuracy or failure would cause the conditions set forth in clauses (c)(ii) or (c)(iii) in Annex I of the Merger Agreement not to be satisfied at such time, or, solely if a Conversion Event has occurred, certain conditions to Parent's and Offeror's Obligations to effect the Merger, not to be satisfied at such time, (ii) Parent will deliver to the Company written notice of such breach, inaccuracy or failure to perform and (iii) either such breach, inaccuracy or failure to perform is not capable of cure or at least 30 days will have elapsed since the date of delivery of such written notice to the Company and such breach, inaccuracy or failure to perform will not have been cured; provided that neither Parent nor the Offeror is then in material breach of any representation, warranty or covenant under the Merger Agreement;

          10.   by the Company, at any time prior to the earlier of the Acceptance Time and, solely if a Conversion Event has occurred, the Effective Time: (i) if there has been a breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or the Offeror set forth in the Merger Agreement that has had or is reasonably likely to have a Parent Material Adverse Effect, (ii) the Company will deliver to Parent written notice of such breach, inaccuracy or failure to perform and (iii) either such breach, inaccuracy or failure to perform is not capable of cure or at least 30 days will have elapsed since the date of delivery of such written notice to Parent and such breach, inaccuracy or failure to perform will not have been cured; provided that the Company is not then in material breach of any representation, warranty or covenant under the Merger Agreement;

          11.   by the Company (A) if, for any reason, the Offeror will have failed to commence the Offer by the date that is 14 business days after the date of the Merger Agreement or (B) upon two business days' notice to Parent, if all of the Offer Conditions have been satisfied and, for any reason, the Offeror will have failed to accept for purchase all Shares validly tendered and not validly withdrawn as of the expiration of the Offer (as it may be extended from time to time);

          12.   by the Company if (A) all of the Offer Conditions other than the condition set forth in clause (c)(vii) of Annex I of the Merger Agreement have been satisfied and (B) the Offeror will have failed to accept for purchase all Shares validly tendered and not validly withdrawn as of the expiration of the Offer (as it may be extended from time to time); or

          13.   by the Company if (A) all the conditions to the Merger have been satisfied (B) Parent and the Offeror failed to close the Merger by the Closing and (C) after such failure to close the Merger, the Company has given Parent irrevocable written notice at least two business days prior to such termination date that it stands and will stand ready, willing and able to consummate the Merger until such termination, certifying as to the statements in clause (A) above and stating the Company's intention to terminate the Merger Agreement and the basis for such termination.

  Effects of Termination

        In the event of termination of the Merger Agreement, the Merger Agreement will immediately become void and there will be no liability or obligation on the part of Parent, the Company, the Offeror or their respective Representatives, stockholders or Affiliates. However, (a) any such termination will not relieve any party from liability for any willful breach or fraud and (b) the sections relating to Effect of Termination, Fees and Expenses, Defined Terms and Miscellaneous of the Merger Agreement and the Confidentiality Agreement will remain in full force and effect and survive any termination of the Merger Agreement.

  Fees and Expenses

        Except as set forth in the Merger Agreement sections relating to fees and expenses and financing cooperation, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

        Payable by the Company.    The Company will pay the Company Termination Fee (as defined below) in the event that the Merger Agreement is terminated:

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  (i) by Parent pursuant to paragraph 6 above or clauses (i), (ii) or (iii) of paragraph 7 above; or

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  (ii) by the Company pursuant to paragraph 8 above; or

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  (iii) (A) by either Parent or the Company pursuant to paragraphs 2, 4 or 5 above or (B) by Parent pursuant to paragraph 7(iv) or paragraph 9(i) above, and in each case, if before the date of such termination (x) any Acquisition Proposal has been publicly announced or become known to the Company Board, (y) at the time of the expiration of the Offer, the termination pursuant to paragraphs 2, 7(iv) or 9(i) above or, solely if a Conversion Event has occurred, the stockholder vote on the Company Voting Proposal (as the case may be), no financing letter will have been terminated, withdrawn or rescinded without being replaced by alternative financing commitments sufficient to consummate the transactions contemplated by the Merger Agreement and (z) within 12 months after the date of termination, the Company will have (1) entered into a definitive agreement with respect to any transaction that would be deemed to be an Acquisition Proposal and such transaction is eventually consummated or (2) consummated any transaction that would be deemed to be an Acquisition Proposal. However, for purposes of this section, all references to "20%" and "80%" in the definition of "Acquisition Proposal" in the Merger Agreement will be deemed to be references to "50%." If Parent terminates pursuant to paragraph 7(iv), the Company will reimburse Parent for such costs and expenses incurred by Parent, the Offeror or any of their Affiliates in connection with the Transactions in an amount up to $1,500,000 within two Business after the date of the termination of the Merger Agreement.

        Any fee due under bullet (i) above must be paid to Parent within two business days after the date of termination of the Merger Agreement. Any fee due under bullet (ii) above must be paid to Parent on the date of termination of the Merger Agreement. Other than as expressly provided, any fee due under bullet (iii) above must be paid to Parent within two business days after the date on which the transaction referenced in bullet (iii) is consummated (less any amounts already paid to Parent in respect of such costs and expenses described above).

        For purposes of the Merger Agreement, "Company Termination Fee" means a termination fee of $9,723,310 plus, subject to reasonable documentation of such costs or expenses, reimbursement of up to $850,000 of costs and expenses incurred by Parent, the Offeror or any of their Affiliates in connection with the Transactions. If the Company terminates the Merger Agreement pursuant to paragraph 8 above on or prior to the expiration of the Go-Shop Period, or to the extent applicable, the expiration of the Extended Go-Shop Period, "Company Termination Fee" will instead mean a termination fee of $4,167,133 plus, subject to reasonable documentation of such costs, reimbursement of up to $850,000 of costs incurred by Parent, the Offeror or any of their Affiliates in connection with the Transactions. However, if the Company terminates the Merger Agreement pursuant to paragraph 8 above after the expiration of the Go-Shop Period, but before the expiration of the Extended Go-Shop Period, and, as of the expiration of the Go-Shop Period, financing was required as a condition to the applicable third party's obligation under the Acquisition Proposal that led to the Superior Proposal to which such termination by the Company relates and the Company had not received signed commitment letters for the full amount of such financing, "Company Termination Fee" will instead mean a termination fee of $6,111,795 plus, subject to reasonable documentation of such costs, reimbursement of up to $850,000 of costs incurred by Parent, the Offeror or any of their Affiliates in connection with the Transactions.

        If the Company will have paid Parent reimbursement pursuant to this section for costs and/or expenses incurred by Parent, the Offeror or any of their Affiliates in connection with the Transactions, the Company Termination Fee, for purposes of any future payment of the Company Termination Fee that may become due to Parent pursuant to this section, will be reduced by the amount already paid to Parent in respect of such costs and expenses.

        In no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of the Merger Agreement at the same or at different times and the occurrence of different events, and in the event that the Closing has occurred, Parent will not under any circumstances be entitled to the Company Termination Fee or any other damages.

        In the event that the Company pays Parent the Company Termination Fee, or Parent or the Company has terminated the Merger Agreement and the Company would be required to pay the Company Termination Fee upon consummation of an Acquisition Proposal pursuant to bullet (iii) above, Parent and the Offeror will, and will cause each of their Affiliates to, as applicable, vote all Shares held by them in favor of the applicable Superior Proposal or Acquisition Proposal and, if such Superior Proposal or Acquisition Proposal contemplates a tender offer, tender all Shares held by them in such tender offer.

        Payable by Parent.    Parent has agreed to pay the Company $16,668,531 (the "Parent Termination Fee") in the event that the Merger Agreement is terminated by the Company pursuant to paragraphs 12 or 13 above. In such event, Parent will pay to the Company as promptly as reasonably practicable (and, in any event, within two business days following such termination) the Parent Termination Fee.

        In no event will Parent be required to pay the Parent Termination Fee on more than one occasion. In the event that the Company has exercised or attempted to exercise its rights to specific performance, the Company will not be entitled to the Parent Termination Fee unless the Company has terminated the Merger Agreement pursuant to paragraphs 12 or 13 above on or before the tenth business day after an Order denying the Company a grant of specific performance to consummate the Closing has become effective, final and nonappealable. However, in the event that the Closing has occurred, the Company will not under any circumstances be entitled to the Parent Termination Fee or any other damages.

        The payment of the fees described in the sections above constitutes the sole and exclusive remedy of Parent and the Offeror in connection with any termination of the Merger Agreement in the circumstances in which such fees became payable. In the event that Parent receives the Company Termination Fee, (x) the receipt of such fee will be Parent's and the Offeror's sole and exclusive remedy under the Merger Agreement, (y) Parent and the Offeror will no longer be entitled to seek specific performance and (z) none of Parent, the Offeror, any of their respective Affiliates or any other person will be entitled to bring or maintain any other proceeding against the Company or any of its Affiliates arising out of the Merger Agreement, any of the transactions contemplated thereby or any matters forming the basis for such termination and Parent will cause any such proceeding brought by Parent, the Offeror or any of their Affiliates, and will use its commercially reasonable efforts (which is understood not to include the payment of any out-of-pocket monies or the agreement to any material undertaking) to cause any proceeding brought by any other person, to be dismissed with prejudice promptly (or not undertaken, as applicable) and in any event within three business days following the payment of the Company Termination Fee. In the event that the Company receives the Parent Termination Fee, (i) the receipt of such fee will be the Company's sole and exclusive remedy under the Merger Agreement, (ii) the Company will no longer be entitled to seek specific performance and (iii) none of the Company, any of its Affiliates or any other person will be entitled to bring or maintain any other proceeding against Parent, the Offeror, any debt financing or any of their respective Affiliates arising out of the Merger Agreement, any of the transactions contemplated thereby or any matters forming the basis for such termination and the Company will cause any such proceeding brought by the Company or its Affiliates, and will use its commercially reasonable efforts (which is understood not to include the payment of any out-of-pocket monies or the agreement to any material undertaking) to cause any proceeding brought by any other person, to be dismissed with prejudice promptly (or not undertaken, as applicable) and in any event within three business days from the payment of the Parent Termination Fee.

        Amendment.    The Merger Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors to the extent permitted by law. Following the Acceptance Time, the Merger Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price, and, following receipt of the Company Stockholder Approval, no amendment will be made that by law requires further approval by the stockholders of the Company without such further approval.

  Miscellaneous

        Remedies.    Except as specified in the Merger Agreement, a person's remedies will be deemed cumulative and a person's exercise of any one remedy will not preclude the exercise of any other remedy.

        The parties are entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the Merger Agreement, and to specifically enforce the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under the Merger Agreement without posting a bond or other security.

        Parent and the Offeror agree not to raise any objections to the availability of specific performance to prevent or restrain breaches or threatened breaches of the Merger Agreement by Parent and/or the Offeror, and to specifically enforce the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent and/or the Offeror under the Merger Agreement.

        The Company may only seek specific performance to cause Parent or the Offeror to consummate the transactions contemplated in the Merger Agreement if and in the event that:

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  (i) a Conversion Event has occurred, (A) all the conditions to the Merger (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, (B) Parent and the Offeror have failed to complete the Closing by the date the Closing is required to occur, (C) all of the conditions to the consummation of the debt financing provided by the debt commitment letter have been satisfied and (D) the Company has irrevocably confirmed that if specific performance is granted and the financing is consummated, then the Closing will occur or

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  (ii) a Conversion Event has not occurred, (A) all of the conditions to each party's obligations to effect the Merger and all of the conditions set forth in Annex I of the Merger Agreement have been satisfied, (B) Parent and the Offeror have failed to complete the Closing by the date the Closing is required to occur and (C) the Company has irrevocably confirmed that if specific performance is granted and the financing is consummated, then the Closing will occur.

        In the event that the Company pursues the collection of damages from Parent, the Offeror or any of their Affiliates, in connection with the Merger Agreement or the Transactions (for fraud, willful breach or otherwise), (i) the parties agree that such damages will not in any event be in excess of the amount of the Parent Termination Fee, (ii) the receipt of such damages will be the Company's sole and exclusive remedy under the Merger Agreement and will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any of its Affiliates in connection with the Merger Agreement (and the termination thereof), the transactions contemplated thereby (and the abandonment thereof) or any matter forming the basis for such termination, (iii) the Company will no longer be entitled to seek specific performance and (iv) none of the Company nor any of its Affiliates will be entitled to bring or maintain any other proceeding against Parent, the Offeror or any of their respective Affiliates arising out of the Merger Agreement, any of the transactions contemplated thereby or any matters forming the basis for such damages claim and the Company will cause any such proceeding brought by the Company or its Affiliates, and will use its commercially reasonable efforts (which is understood not to include the payment of any out-of-pocket monies or the agreement to any material undertaking) to cause any proceeding brought by any other person, to be dismissed with prejudice promptly (or not undertaken, as applicable) and in any event within three business days from the payment of such damages.

        In the event that Parent or the Offeror pursues the collection of damages from the Company or any of its Affiliates, in connection with the Merger Agreement or the Transactions (for fraud, willful breach or otherwise), (i) the parties agree that such damages will not in any event be in excess of the amount of the Company Termination Fee, (ii) the receipt of such damages will be Parent's and the Offeror's sole and exclusive remedy under the Merger Agreement and will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or the Offeror or any of their respective Affiliates in connection with the Merger Agreement (and the termination thereof), the transactions contemplated thereby (and the abandonment thereof) or any matter forming the basis for such termination, (iii) Parent and the Offeror will no longer be entitled to seek specific performance and (iv) neither Parent, nor the Offeror, nor any of their respective Affiliates will be entitled to bring or maintain any other proceeding against the Company or any of its Affiliates arising out of the Merger Agreement, any of the transactions contemplated thereby or any matters forming the basis for such damages claim and Parent will cause any such proceeding brought by Parent, the Offeror or any of their respective Affiliates, and will use its commercially reasonable efforts (which is understood not to include the payment of any out-of-pocket monies or the agreement to any material undertaking) to cause any proceeding brought by any other person, to be dismissed with prejudice promptly (or not undertaken, as applicable) and in any event within three business days from the payment of such damages.

        Reimbursement.    Any obligations on the part of Parent and the Offeror under the Merger Agreement will be paid to the Company by Parent if the Merger Agreement is terminated pursuant to its Termination section.

  Other Agreements

        Confidentiality Agreement.    On August 15, 2016, the Company and Marlin LLC entered into a confidentiality agreement (the "Confidentiality Agreement"). Under the Confidentiality Agreement, Marlin LLC agreed, subject to certain exceptions, to keep confidential any confidential information concerning the Company furnished by the Company to Marlin LLC or its representatives.

        The Limited Guarantee.    The following is a summary of the material provisions of the Limited Guarantee (as defined below), a copy of which has been filed as exhibit (d)(2) to the Schedule TO. This summary is qualified in its entirety by reference to such agreement, which is incorporated by reference herein. Simultaneously with the execution of the Merger Agreement, the equity commitment letter and the debt commitment letters, the Sponsor provided the Company with a limited guarantee (the "Limited Guarantee") which guarantees the payment and performance of Parent's obligations to the Company, up to a cap of approximately $16.7 million, with respect to the payment of the Parent Termination Fee, certain indemnification and reimbursement obligations related to stockholder lists, financing cooperation and termination and other reimbursement obligations, damages resulting from fraud or willful breach by Parent or the Offeror of the Merger Agreement to the extent such damages survive termination of the Merger Agreement and do not exceed the amount of the Parent Termination Fee and the out-of-pocket and documented costs and expenses (including attorney's fees and expenses) reasonably incurred by the Company in connection with the enforcement of the Company's rights under the Merger Agreement and the Limited Guarantee, in each case, subject to the terms and conditions of the Limited Guarantee.

        The Letter Agreement.    On April 27, 2017, Marlin LLC and the Company entered into a letter agreement (the "Letter Agreement") concurrently with the execution of the Merger Agreement. Under the Letter Agreement, Marlin LLC confirmed and agreed with the Company that no representations and warranties insurance policy in connection with the Merger Agreement has or will be obtained by Marlin LLC, Parent, the Offeror or any of their respective Affiliates.

12.   Purpose of the Offer; Plans for the Company.

        Purpose of the Offer.    The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer is for the Offeror to acquire control of, and all of the outstanding equity interests in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Top-Up Option and the Merger is to acquire all outstanding shares of Common Stock not tendered and purchased pursuant to the Offer. If the Offer is successful, the Offeror may exercise and consummate the Top-Up Option and expects to complete the Merger as promptly as practicable. The Merger Agreement provides, among other things, that the Offeror will be merged into the Company and that upon consummation of the Merger, the Surviving Corporation will become a wholly owned subsidiary of Parent. Also upon consummation of the Merger, the Merger Agreement provides that the bylaws of the Offeror will be the bylaws of the Surviving Corporation and the certificate of incorporation of the Company will be in the form attached to the Merger Agreement, and in such form, will be the certificate of incorporation of the Surviving Corporation. At the Effective Time, the directors and officers of the Offeror and the Company, respectively, will become the directors and officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed. See Section 11—"The Merger Agreement and Other Agreements" of this Offer to Purchase.

        If you sell your Shares in the Offer, you will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in the Surviving Corporation. Similarly, after selling your Shares in the Offer or the exchange of your shares of Common Stock in the subsequent Merger, you will not bear the risk of any decrease in the value of the Company or Surviving Corporation, as applicable.

        If the Offeror acquires at least 90% of the outstanding shares of Common Stock pursuant to the Offer and the Top-Up Option, if applicable, the Merger may be consummated without a stockholders' meeting and without the approval of the Company's stockholders. In the event that certain Offer Conditions are not met, the parties have agreed to complete the Merger without the prior completion of the Offer, after receipt of the approval of a majority the Company's stockholders for the adoption of the Merger Agreement. The board of directors of the Company has unanimously recommended that the Company's stockholders accept the Offer, tender their Shares into the Offer and, to the extent required by applicable law, adopt the Merger Agreement.

        Except as provided in the Letter of Transmittal, this Offer does not constitute a solicitation of proxies, and the Offeror is not soliciting proxies at this time.

        Top-Up Option.    The purpose of any exercise by the Offeror of the Top-Up Option following completion of the Offer would be to acquire an additional number of shares of Common Stock sufficient to permit the Offeror to effect a "short-form" merger in accordance with the applicable provisions of the DGCL and to thereby acquire the remaining outstanding ownership interests in the Company without requiring a vote of the stockholders of the Company. Although the Offeror currently intends to purchase shares of Common Stock pursuant to the Top-Up Option to the extent necessary for this purpose, there can be no assurance that the Offeror will ultimately do so.

        Short-Form Merger.    The DGCL provides that if a parent company owns at least 90% of each class of issued and outstanding stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer, the Top-Up Option or otherwise, the Offeror and Parent directly or indirectly own at least 90% of the issued and outstanding shares of Common Stock, Parent and the Offeror intend to effect the Merger without prior notice to, or any action by, any other stockholder of the Company if permitted to do so under the DGCL (the "Short-Form Merger"). Pursuant to the Merger Agreement, following exercise and consummation of the Top-Up Option, Parent is required to cause the closing of the Merger to occur as soon as possible after the exercise of the Top-Up Option, which would require a Short-Form Merger. If, however, the Offeror and Parent do not acquire at least 90% of the outstanding shares of Common Stock pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware law, a significantly longer period of time would be required to effect the Merger.

        Appraisal Rights.    Under the DGCL, holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of Shares at the Effective Time (such stockholders having not previously tendered their Shares in the Offer) will have the right to demand appraisal of his, her or its shares of Common Stock under the DGCL. Stockholders who comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the fair value of their shares of Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such judicially determined fair value in cash, together with such fair rate of interest, if any, as the Delaware court may determine. Any such judicial determination of the fair value of the shares of Common Stock could be based upon considerations other than or in addition to the price per Share paid in the Merger and the market value of shares of Common Stock. Stockholders should recognize that the fair value of their Shares as determined under Section 262 of the DGCL could be higher, the same as, or lower than the price per

Share paid pursuant to the Offer or the consideration per share of Common Stock to be paid in the Merger. Moreover, the Offeror may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the shares of Common Stock is less than the price paid in the Offer or the Merger. For the avoidance of doubt, the Company, Parent and the Offeror have acknowledged and agreed in the Merger Agreement that any impact on the value of the Shares as a result of the issuance of the Top-Up Option Shares will not be taken into account in the determination of the fair value pursuant to Section 262 of the DGCL. In the event that any holder of shares of Common Stock who properly demands appraisal under the DGCL fails to perfect or effectively withdraws or loses his rights to appraisal as provided in the DGCL, the shares of Common Stock of such stockholder will thereafter be treated as if they had been converted into the right to receive (upon the surrender of the certificate(s) and book-entry shares representing such shares(s)) the per share consideration paid in the Merger, without interest.

        The foregoing summary of appraisal rights under the DGCL does not purport to be a complete statement of law pertaining to appraisal rights under the DGCL or of the procedures to be followed by holders of Common Shares desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL, which is reproduced in its entirety in Schedule II of this Offer to Purchase and incorporated by reference herein.

        Additional notices regarding appraisal rights will be sent to non-tendering holders of Common Shares in connection with the completion of the Merger.

        FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262(D) OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF ANY SUCH RIGHTS.

        APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO STOCKHOLDERS IF THE MERGER IS COMPLETED. STOCKHOLDERS WHO WILL BE ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING APPRAISAL RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH STOCKHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

        STOCKHOLDERS WHO TENDER THEIR SHARES INTO THE OFFER WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE OFFER PRICE.

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions. This rule may, under certain circumstances, be applicable to the Merger or another business combination between the Offeror (or its affiliates) and the Company following consummation of the Offer. Based on the Offeror's current expectations with respect to the Company, the Offeror does not believe that Rule 13e-3 will be applicable. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

        Plans for the Company.    It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of the

Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential.

        After the consummation of the Offer and the Merger, the Company will become a wholly owned subsidiary of Parent and will expand and complement Parent's current Technology and Telecom Expense Management (TEM) and Managed Mobility Services (MMS) business and its existing set of customers and product offerings.

        To the best knowledge of the Offeror and Parent, except for pre-existing arrangements that will be described in the Schedule 14D-9, no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of the Company, on the one hand, and the Offeror Group or the Company, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of the Company entering into any such agreement, arrangement or understanding.

        At the Effective Time, the certificate of incorporation of the Offeror and the bylaws of the Offeror, as in effect immediately prior to the Effective Time, will become the certificate of incorporation and the bylaws of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation and bylaws. The directors of the Offeror at the Effective Time will become the directors of the Surviving Corporation and the officers of the Company at the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed. See Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—The Merger" of this Offer to Purchase.

        Except as set forth in this Offer to Purchase, including as contemplated in this Section 12—"Purpose of the Offer, Plans for the Company—Plans for the Company," Parent and the Offeror have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the Company's capitalization or dividend policy, (iv) any other material change in the Company's corporate structure or business or (v) any material change in the composition of its management or board of directors.

13.   Certain Effects of the Offer.

        Ownership of Shares.    The purchase of Shares pursuant to the Offer and of shares of Common Stock pursuant to the subsequent Merger will result in all of the equity of the Surviving Corporation being held by Parent; provided, however, that Parent may award future grants of incentive equity securities to the Surviving Corporation's management and their direct reports ("Management Incentive Equity"). As of the date of this Offer to Purchase, there was no agreement, arrangement or understanding between the Offeror, Parent, the Sponsor or Marlin LLC on the one hand, and any director or executive officer of the Company on the other hand, in respect of Management Incentive Equity.

        Market for the Shares.    If the Offer is successful, there will be no market for the Shares because Parent and the Offeror intend to consummate the Merger as promptly as practicable following the Acceptance Time.

        Stock Quotation.    The Shares are currently listed on the OTCMKTS. Immediately following the consummation of the Merger (which is expected to occur as promptly as practicable following the Acceptance Time), the Shares will no longer meet the requirements for continued listing on the OTCMKTS because the only stockholder will be Parent. Immediately following the consummation of the Merger, we intend and will cause the Company to delist the Shares from the OTCMKTS.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

        Exchange Act Registration.    The Shares currently are registered under the Exchange Act. Registration of the Shares may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of Shares. On March 27, 2017, the Company filed a Form 25 with the SEC to delist and deregister the Shares under the Exchange Act.

        Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Sections 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing.

14.   Certain Conditions of the Offer.

        Capitalized terms used in this Section 14—"Certain Conditions of the Offer," but not defined herein have the respective meanings given to them in the Merger Agreement.

        Notwithstanding any other provision of the Offer or the Merger Agreement, the Offeror will not be required to accept for purchase or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for any shares of Common Stock tendered pursuant to the Offer and may terminate or amend the Offer in accordance with (and to the extent permitted by) the terms of the Merger Agreement, and may postpone the acceptance of, or payment for, any shares of Common Stock in accordance with (and to the extent permitted by) the terms of the Merger Agreement, if:

  (a)
  the Minimum Condition has not been satisfied;

  (b)
  any waiting period and any approvals or clearances applicable to the Offer or the consummation of the Merger under the HSR Act have not expired or been terminated or obtained, as applicable (the "Antitrust Condition");

  (c)
  on or after the date of the Merger Agreement and before the expiration of the Offer, any of the following will occur and be continuing:

  •
  (i) any Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any Order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation that is in effect and that has the effect making the Transactions, including the Offer and the Merger, illegal or otherwise prohibiting, preventing, restraining or materially delaying the consummation of the Transaction (other than the waiting period under the HSR Act or any other applicable Antitrust Laws);

    •
    (ii) (A) certain representations and warranties of the Company relating to organization, standing and power; capitalization; subsidiaries; authority; and brokers of the Merger Agreement, disregarding all qualifications relating to materiality or Company Material Adverse Effect, are not accurate in all respects as of the date of the Merger Agreement and as of the Acceptance Time (or to the extent any such representation and warranty expressly speaks of a specific date in which case as of the specific date), and for representations and warranties relating to capitalization that do not individually or in the aggregate increase the aggregate amount paid by Parent and/or the Offeror by more than a de minimis amount; and (B) all remaining representations and warranties of the Company, disregarding all qualifications relating to materiality or Company Material Adverse Effect, are not accurate in all respects as of the date of the Merger Agreement and as of the Acceptance Time (or to the extent any such representation and warranty expressly speaks of a specific date in which case as of the specific date), except where the failure to be accurate is not reasonably likely to have a Company Material Adverse Effect;

    •
    (iii) the Company has not performed in all material respects with its covenants and obligations required to be performed or complied with under the Merger Agreement at or prior to the Acceptance Time;

    •
    (iv) there has been any event, change, development, circumstance, occurrence, effect, condition or state of facts involving the Company or any of its Subsidiaries, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

    •
    (v) if the Top-Up Option is necessary to ensure that Parent or the Offeror owns at least 90% of the outstanding shares of Company Common Stock immediately after the Offer Closing, (A) there exists under applicable Law (which does not include any stock exchange rule) any prohibition on the Offeror's ability and right to exercise the Top-Up Option or (B) the shares of Company Common Stock issuable upon exercise of the Top-Up Option, together with the shares validly tendered in the Offer and not properly withdrawn, are insufficient for the Offeror to reach at least 90% of the outstanding shares of Common Stock immediately after the Offer Closing (after giving effect to the exercise of the Top-Up Option) (the "Top-Up Condition");

    •
    (vi) Parent and the Offeror will not have received a certificate that the conditions set forth in paragraphs (c)(ii) through (c)(v) of this Section 14—"Certain Conditions of the Offer" have been duly satisfied;

    •
    (vii) the Financing Proceeds Condition has not been satisfied; or

    •
    (viii) the Merger Agreement has been validly terminated in accordance with Article VIII of the Merger Agreement or a Conversion Event has occurred.

        The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Parent and the Offeror and, subject to the terms and conditions of the Merger Agreement and applicable law, may be waived by Parent and the Offeror, in whole or in part, at any time prior to the expiration of the Offer. The failure by Parent or the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right.

15.   Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 15, the Offeror is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 15, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, the Offeror is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Offeror's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Offeror or Parent as contemplated herein. Should any such approval or other action be required, the Offeror currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While the Offeror does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause the Offeror to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 14—"Certain Conditions of the Offer" of this Offer to Purchase.

        State Takeover Statutes.    The Offeror is not aware of any state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Offeror or any of its affiliates and the Company, the Offeror will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Offeror might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Offeror might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, the Offeror may not be obligated to accept for payment or pay for any tendered Shares. See Section 14—"Certain Conditions of the Offer" of this Offer to Purchase.

        United States Antitrust Compliance.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. These requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

        Under the HSR Act, the Offeror's purchase of Shares in the Offer may not be completed until the expiration of a fifteen calendar day waiting period following the filing by the Sponsor, as the ultimate parent entity of the Offeror, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. The Sponsor and the Company on May 4, 2017 filed their Premerger Notification and Report Forms with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger. Accordingly, the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m. New York City time, on May 19, 2017, unless earlier terminated by the FTC and the Antitrust Division or unless the FTC or the Antitrust Division issues a request for additional information and documentary material (a "Second Request") prior to that time. If within the fifteen calendar day waiting period either the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer and the Merger would be extended until ten calendar days following the date of substantial compliance by the Sponsor with that request, unless the FTC or the Antitrust Division terminates the additional waiting period before its expiration. After the expiration of the ten calendar day waiting period, the waiting period could be extended only by court order or with the Sponsor's consent. In practice, complying with a Second Request can take a significant period of time. Although the Company is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither the Company's failure to make those filings nor a request for additional documents and information issued to the Company from the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger. The Merger will not require an additional filing under the HSR Act if the Offeror owns more than 50% of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

        The FTC and the Antitrust Division will scrutinize the legality under the antitrust laws of the Offeror's proposed acquisition of the Company. At any time before or after the Offeror's acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of the Offeror, the Company, or any of their respective subsidiaries or affiliates or requiring other conduct relief. United States state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While Parent believes that consummation of the Offer would not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, the Offeror may not be obligated to consummate the Offer or the Merger. See Section 14—"Certain Conditions of the Offer" of this Offer to Purchase.

16.   Fees and Expenses.

        Fees related to the Offer and the Merger.    Parent and the Offeror have retained Okapi Partners LLC to be the Information Agent and American Stock Transfer & Trust Company, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        Neither Parent nor the Offeror will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

17.   Miscellaneous.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

        No person has been authorized to give any information or to make any representation on behalf of Parent or the Offeror not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.

        The Offeror has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning the Company" above.

TAMS Inc.

May 12, 2017

 SCHEDULE I

INFORMATION RELATING TO PARENT, OFFEROR, MARLIN HERITAGE, SPONSOR AND MARLIN LLC

        Parent.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer of Parent. Unless otherwise indicated, the current business address of each person is 6410 Poplar Avenue, Suite 200, Memphis, Tennessee 38119 and the telephone number is (866) 337-6200.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Tim Whitehorn Chief Executive Officer	U.S.	Chief Executive Officer, Asentinel, LLC
Chris Taylor Chief Financial Officer	U.S.	Chris Taylor has served as Chief Financial Officer of Asentinel, LLC since April 2016. Previously, Mr. Taylor was a General Manager at Fiserv, Inc.
Mark Ledbetter Chief Marketing Officer	U.S.	Mark Ledbetter has served as Chief Marketing Officer of Asentinel, LLC since June 2016. Previously, Mr. Ledbetter was a Marketing Principal at FedEx Services.
Jonah Sulak President	U.S.	Partner, Marlin Equity Partners
Cody Kase Vice President, Secretary	U.S.	Cody Kase has served as a Vice President of Marlin Equity Partners since January 2017. Previously, Mr. Kase was a Senior Associate of Marlin Equity Partners.
Robb Warwick Treasurer	U.S.	Operating Executive and Group CFO, Marlin Operations Group, Inc.
Mike Hobday Vice President, Accounts Management	U.S.	Vice President, Account Management of Asentinel, LLC
Richard Janis, Sr. Vice President, Business Development and Marketing	U.S.	Richard Janis has served as Vice President, Sales Management of Asentinel, LLC since June 2016. Previously, Mr. Janis was Vice President, Business Development and Marketing at Asentinel, LLC.

        The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director of Parent. Unless otherwise indicated, the current business address of each person is c/o Marlin Management

Company, LLC, 338 Pier Avenue, Hermosa Beach, California 90254 and the telephone number is (310) 364-0100.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Jonah Sulak Director	U.S.	See above.
Robb Warwick Director	U.S.	See above.
Eric Hinkle Director	U.S.	Eric Hinkle has served as an Operating Executive of Marlin Operations Group, Inc. since June 2013. Previously, Mr. Hinkle was CEO of Servigistics, Inc.
Cody Kase Director	U.S.	See above.

        Offeror.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of the Offeror. Unless otherwise indicated, the current business address of each person is c/o Marlin Management Company, LLC, 338 Pier Avenue, Hermosa Beach, California 90254 and the telephone number is (310) 364-0100.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Robb Warwick President Director	U.S.	See above.
Peter Chung Treasurer, Secretary Director	U.S.	Principal, Marlin Equity Partners

        Marlin Heritage.    Marlin Heritage, L.P., a Delaware limited partnership, is engaged in the business of making private equity and other types of investments. Marlin Heritage Partners, L.P., a Delaware limited partnership, is the general partner of Marlin Heritage, L.P. and its principal business is acting as the general partner of Marlin Heritage, L.P. Marlin Ultimate GP, LLC, a Delaware limited liability company, is the general partner of Marlin Heritage, L.P. The principal business of Marlin Ultimate GP, LLC is acting as the general partner of Marlin Heritage, L.P. and other affiliated investment funds and accounts. Marlin Ultimate GP, LLC is controlled by its manager, David M. McGovern, whose name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years is set forth in the following table. Unless otherwise indicated, the current business address of Marlin Equity IV, L.P. is c/o Marlin Management Company, LLC, 338 Pier Avenue, Hermosa Beach, California 90254 and the telephone number is (310) 364-0100.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
David M. McGovern	U.S.	Managing Partner, Marlin Equity Partners

        Sponsor.    Marlin Equity IV, L.P., a Delaware limited partnership, is engaged in the business of making private equity and other types of investments. Marlin Equity Partners IV, L.P., a Delaware limited partnership, is the general partner of Marlin Equity IV, L.P. and its principal business is acting as the general partner of Marlin Equity IV, L.P. Marlin Ultimate GP, LLC, a Delaware limited liability company, is the general partner of Marlin Equity Partners IV, L.P. The principal business of Marlin Ultimate GP, LLC is acting as the general partner of Marlin Equity Partners IV, L.P. and other affiliated investment funds and accounts. Marlin Ultimate GP, LLC is controlled by its manager, David M. McGovern, whose name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years is set forth in the following table. Unless otherwise indicated, the current business address of Marlin Equity IV, L.P. is c/o Marlin Management Company, LLC, 338 Pier Avenue, Hermosa Beach, California 90254 and the telephone number is (310) 364-0100.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
David M. McGovern	U.S.	See above.

        Marlin.    Marlin Management Company, LLC (d/b/a Marlin Equity Partners), a Delaware limited liability company, is engaged in the business of acting as the investment manager for Marlin Equity IV, L.P. and other affiliated investment funds and accounts. Marlin Management Company, LLC is controlled by its manager, David M. McGovern, whose name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years is set forth in the following table. Unless otherwise indicated, the current business address of Marlin Management Company, LLC is 338 Pier Avenue, Hermosa Beach, California 90254 and the telephone number is (310) 364-0100.

Name	Citizenship	Present Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
David M. McGovern	U.S.	See above.

 SCHEDULE II
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262. Appraisal rights

          (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

          (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

            (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

            (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

              a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

              b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

              c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

              d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

            (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

            (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

          (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

          (d)   Appraisal rights shall be perfected as follows:

            (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

          (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

          (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

          (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

          (l )  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

  8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17; 79 Del. Laws, c. 72, §§ 10, 11; 79 Del. Laws, c. 122, §§ 6, 7; 80 Del. Laws, c. 265, §§ 8-11.;

Manually signed facsimiles of the appropriate Letter of Transmittal, properly completed, will be accepted. The appropriate Letter of Transmittal and, if Shares to be tendered are certificated, certificates evidencing shares of Common Stock and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by hand, express mail, courier, or other expedited service:

American Stock Transfer & Trust Co.,  LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

By mail: American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

For assistance call (877) 248-6417 (toll free) or (718) 921-8317
Facsimile: (718) 234-5001

 Other Information:

        Questions or requests for assistance or additional copies of this Offer to Purchase, the Letters of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

1212 Avenue of the Americas, Fl. 24
New York, New York 10036
(212) 297-0720 (Call Collect)
or

Call Toll-Free (888) 785-6673

Email: info@okapipartners.com

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
The Information Agent for the Offer is
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE I INFORMATION RELATING TO PARENT, OFFEROR, MARLIN HERITAGE, SPONSOR AND MARLIN LLC
SCHEDULE II SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
Other Information